UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-12

STIFEL FINANCIAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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STIFEL FINANCIAL CORP.
One Financial Plaza
501 North Broadway
St. Louis, Missouri 63102-2102

(314) 342-2000

April 18, 2011

To the Stockholders of Stifel Financial Corp.:

Dear Stockholder:

We cordially invite you to attend Stifel Financial Corp.'s annual stockholders' meeting.  The meeting will be held on Wednesday, June 1, 2011, at 11 a.m. on the 2nd Floor, One Financial Plaza, 501 North Broadway, St. Louis, Missouri, 63102.

On or about April 18, 2011, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders as of the close of business on April 6, 2011.  The Notice contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our annual report.  The Notice also contains instructions on how to request a paper copy of the proxy statement as well as a proxy card.

At the meeting, stockholders will vote on a number of important matters.  Please take the time to carefully read each of the proposals described in the attached proxy statement.  Please vote, your vote is important.

Thank you for your support of Stifel.

Sincerely,

Ronald J. Kruszewski
Chairman of the Board, President and Chief Executive Officer

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	1
GENERAL	7
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF	8
Ownership of Directors, Nominees and Executive Officers	8
Ownership of Certain Beneficial Owners	10
INFORMATION CONCERNING THE BOARD OF DIRECTORS	11
Director Independence	11
Board of Directors - Leadership, Meetings and Committees	12
PROPOSAL I - ELECTION OF DIRECTORS	15
Experience and Diversity	16
Class I - Nominees	17
Class II - Nominees	23
Class III - Nominees	24
Continuing Directors	26
Compensation of Directors in Last Fiscal Year	35
Additional Information About Director Compensation	36
CORPORATE GOVERNANCE AND CODE OF ETHICS	37
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
COMPENSATION DISCUSSION AND ANALYSIS	39
Named Executive Officers	39
Compensation Philosophy and Objectives	39
Setting Compensation	40
Involvement of Executive Officers	41
Compensation Peer Group	41
Compensation Consultants	42
Risk Oversight of the Company's Compensation Program	42
Compensation Program and Payments	42
Base salary	42
Annual Incentive Compensation	42
Long-Term Incentive Awards	46
Perquisites and Other Personal Benefits	47
Retirement Plans	47
Health and Welfare Plans	47
Employee Ownership Guidelines	47
Deductibility of Executive Compensation	48
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	48
EXECUTIVE COMPENSATION IN THE LAST FISCAL YEAR	49
Summary Compensation Table	49
Grants of Plan-Based Awards	52
Additional Information About the Compensation Paid to the Named Executive Officers in 2010	53
Outstanding Equity Awards at Fiscal Year-End	54
Options Exercised and Stock Units Converted	55
Post-Retirement Benefits	56
Discussion of Post-Employment Payments	57
PROPOSAL II - APPROVAL OF STIFEL FINANCIAL CORPORATION 2001 INCENTIVE STOCK PLAN (2011 RESTATEMENT)	59
PROPOSAL III - ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION	63
PROPOSAL IV - ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	65
PROPOSAL VI - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	66
REPORT OF THE AUDIT COMMITTEE	68
FUTURE STOCKHOLDER PROPOSALS	70
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	70
HOUSEHOLDING OF MATERIALS	70
OTHER MATTERS	70
MISCELLANEOUS	71

STIFEL FINANCIAL CORP.
One Financial Plaza
501 North Broadway
St. Louis, Missouri 63102-2102
(314) 342-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Date and Time:	Wednesday, June 1, 2011 at 11:00 a.m., Central Time
Place:	One Financial Plaza, 2nd Floor 501 North Broadway St. Louis, Missouri 63102
Items of Business:	1. To elect six (6) Class I directors, one (1) Class II director and two (2) Class III directors, each as nominated by the Board of Directors;
2. To approve the 2001 Incentive Stock Plan (2011 Restatement);
3. To approve an advisory resolution relating to our executive compensation;
4. To recommend, by an advisory vote, the frequency of future advisory votes on executive compensation;
5. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011; and
6. To consider and act upon such other business as may properly come before the meeting and any adjournment or postponement thereof.
Record Date:	You are entitled to vote only if you were a Company stockholder or holder of exchangeable shares of TWP Acquisition Company (Canada), Inc., a wholly-owned subsidiary of the Company, at the close of business on April 6, 2011.
Voting by Proxy:

Your vote is very important.  Whether or not you plan to attend the annual meeting, please vote your shares by proxy to ensure they are represented at the meeting.  You may submit your proxy vote by telephone or Internet, as described in the Notice of Internet Availability of Proxy Materials and the following proxy statement, by no later than Tuesday May 31, 2011.  If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy in the envelope provided.  The envelope is addressed to our vote tabulator, Broadridge Financial Solutions, Inc., and no postage is required if mailed in the United States.

Holders of exchangeable shares should refer to the Notice to Exchangeable Stockholders informing such holders of their rights with respect to directing the voting of the votes attached to our common stock.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 1, 2011

Our proxy statement and 2010 annual report are available at: www.investorvote.com/sf

By Order of the Board of Directors.

David M. Minnick, Corporate Secretary
April 18, 2011

This Notice is being mailed to Stifel stockholders as of the close of business on April 6, 2011, beginning on or about April 18, 2011.

 YOUR VOTE IS IMPORTANT

Even if you plan to attend the meeting in person, we urge you to promptly vote your shares over the Internet, by telephone or, if you requested printed copies of the proxy materials, you can vote by dating, signing and returning the proxy card in a postage-paid return envelope.

ABOUT THE ANNUAL MEETING

WHO IS SOLICITING MY VOTE?

Our Board of Directors is soliciting your vote at the 2011 annual meeting of stockholders.

WHAT WILL I BE VOTING ON?

  Election of nine directors nominated by our Board of Directors (see page 15).
  Approval of the 2001 Incentive Stock Plan (2011 Restatement) (see page 59).
  Approval of an advisory resolution relating to executive compensation (see page 63).
  Recommendation for the frequency of future advisory votes on executive compensation (see page 65).
  Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011 (see page 66).
  Any other business that properly comes before the meeting or any adjournment(s) or postponement(s) of such meeting.

HOW MANY VOTES DO I HAVE?

You will have one vote for every share of Company common stock you owned on the record date, April 6, 2011, for each of the directors to be elected and on each other proposal presented at the annual meeting.  Common stock is our only class of outstanding stock.  There is no cumulative voting in the election of directors.

Holders of exchangeable shares of TWP Acquisition Company (Canada), Inc., a wholly-owned subsidiary of the Company, have 0.1364 votes for each exchangeable share owned on the record date.

HOW MANY VOTES CAN BE CAST BY ALL STOCKHOLDERS?

52,958,329, consisting of one vote for each of the shares of common stock that were outstanding on the record date and which includes the common stock attached to the exchangeable shares of TWP Acquisition Company (Canada), Inc., a wholly-owned subsidiary of the Company.

The exchangeable shares are exchangeable at any time into an aggregate of 154,786 shares of the Company's common stock and entitle the holders thereof to a maximum of 154,786 votes at the annual meeting if all such exchangeable shares are voted.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

26,479,165 votes, which represents a majority of the votes that can be cast at the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

DOES ANY SINGLE STOCKHOLDER CONTROL AS MUCH AS 5 PERCENT OF ANY CLASS OF STIFEL'S COMMON STOCK?

There are three (3) stockholders that beneficially own over 5% of our common stock (see pages 10 and 11).

HOW DO I VOTE?

You can vote either by proxy with or without attending the annual meeting or in person at the annual meeting.

To vote electronically via the Internet, please follow the instructions provided at www.investorvote.com/sf.

Alternatively, to vote via telephone, please call (800) 652-VOTE (8683).

If you requested that a proxy card be mailed to you, then you may fill out your proxy card, date and sign it, and return it in the provided postage-paid envelope.  We must receive your proxy card no later than May 31, 2011 for your proxy to be valid and for your vote to count.

For holders of exchangeable shares in TWP Acquisition Company (Canada), Inc., a wholly-owned subsidiary of the Company, instructions for voting and revocation of voting instructions, as well as instructions for attending the annual meeting if you hold exchangeable shares, are included in the Notice to Exchangeable Stockholders that is being provided to holders of exchangeable shares along with the Notice of Internet Availability of Proxy Materials.

Our employees who participate in our employee benefit plans may vote those shares on our Intranet or may have their proxy card mailed to them.

If you want to vote in person at the annual meeting, and you hold your stock through a securities broker or other nominee (that is, in street name), you must obtain a proxy from your broker or nominee and bring that proxy to the meeting.

Holders of Exchangeable Shares

If you hold exchangeable shares in TWP Acquisition Company (Canada), Inc., a wholly-owned subsidiary of the Company, and you wish to direct the trustee to cast the votes represented by your exchangeable shares attached to our common stock, you should follow carefully the voting instructions that are included in the Notice to Exchangeable Stockholders that accompanied the Notice of Internet Availability of Proxy Materials.  The procedure for instructing the trustee differs in certain respects from the procedure for delivering a proxy, including the place for depositing the instruction and the manner of revoking the instruction.

Shares Held in our 401(k) Plan or in our Employee Stock Ownership Plan and Trust

On April 6, 2011, the Stifel, Nicolaus & Company, Incorporated Profit Sharing 401(k) Plan (the "401(k) Plan") held 895,545 shares of our common stock in the name of Prudential, as trustee of the 401(k) Plan. If you are a participant in the 401(k) Plan, you may instruct Prudential how to vote shares of common stock credited to your 401(k) Plan account by indicating your instructions by voting on our Intranet or by requesting a proxy card and returning it to us by May 31, 2011.  A properly executed proxy card or Intranet instructions will be voted as directed.  If no proper voting direction is received, Prudential, in its capacity as the 401(k) Plan trustee, will vote your shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan.

On April 6, 2011, our Employee Stock Ownership Plan and Trust held 709,791 shares of our common stock in the name of Prudential, as trustee of the Stock Ownership Plan and Trust. If you are a participant in the Stock Ownership Plan and Trust, you may instruct Prudential how to vote shares of common stock credited to your Stock Ownership Plan and Trust account by indicating your instructions by voting on our Intranet or by requesting a proxy card and returning it to us by May 31, 2011.  A properly executed proxy card or Intranet instructions will be voted as directed.  If no proper voting direction is received, Prudential, in its capacity as the trustee of the Stock Ownership Plan and Trust, will vote your shares held in the Stock Ownership Plan and Trust in the same proportion as votes received from other participants in the Stock Ownership Plan and Trust.

Broker Non-Votes

Under the rules of the New York Stock Exchange, your shares cannot be voted without your specific voting instructions on Proposals I, II, III and IV.  See the section entitled "Can My Shares Be Voted If I Don't Vote Electronically, Don't Vote By Telephone, Don't Return My Proxy Card And Don't Attend The Annual Meeting?" below for additional information.  Accordingly, in order for your shares to be voted on all matters, please give your instructions through any of the above-noted means and return it promptly.  Please vote, your vote is important.  Voting on matters presented at stockholders meetings, particularly the election of directors, is the primary method for stockholders to influence the direction taken by a publicly-traded company. We urge you to participate in the election through any of the above-noted means.  Please understand that if you vote electronically, vote by telephone or return a proxy card without specifying your vote on a particular proposal, then this will be construed as an instruction to vote the shares as recommended by the Board on all matters to be considered at the meeting.

CAN I CHANGE MY VOTE?

Yes. Prior to the meeting date, you may cast a new vote by telephone, Internet or Intranet, or request and return a proxy card with a later date, or send a written notice of revocation to our Corporate Secretary at One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102 or email us at investorrelations@stifel.com.  If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.

Holders of exchangeable shares should refer to the Notice to Exchangeable Stockholders informing such holders of their rights with respect to directing the voting of the votes attached to our common stock.

 WHAT ARE THE VOTES REQUIRED TO ELECT DIRECTORS, APPROVE THE 2001 INCENTIVE STOCK PLAN (2011 RESTATEMENT), APPROVE the ADVISORY RESOLUTION RELATING TO EXECUTIVE COMPENSATION, RECOMMEND THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION, AND APPROVE THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

  A plurality of votes cast for each class of directors at the meeting in person or by proxy is required to elect the directors in each class.  Therefore, the six nominees receiving the highest number of votes in Class I, the nominee receiving the highest number of votes in Class II and the two nominees receiving the highest number of votes in Class III will be elected as directors.
  The affirmative vote of a majority of the votes present at the meeting in person or by proxy is required to approve the 2001 Incentive Stock Plan (2011 Restatement); provided that the number of votes cast on the proposal constitutes more than 50% of the shares entitled to vote on the proposal.
  The affirmative vote of a majority of the votes present at the meeting in person or by proxy is required for approval of the advisory resolution relating to executive compensation.
  The alternative on the frequency of future advisory votes on executive compensation that receives the greatest number of votes (every one, two or three years) will be considered our stockholders' recommendation on the frequency issue.
  The affirmative vote of a majority of the votes present at the meeting in person or by proxy is required to ratify Ernst & Young LLP as our independent registered public accounting firm.

WHAT IF I DON'T VOTE FOR SOME OF THE MATTERS LISTED IN THESE PROXY MATERIALS OR ON MY PROXY CARD?

If you vote for some, but not all, matters electronically or by telephone, or return a proxy card without indicating your vote with regard to a particular matter, your shares will be voted FOR all of the nominees listed on the card, FOR approval of the 2001 Incentive Stock Plan (2011 Restatement), FOR the advisory resolution relating to executive compensation, EVERY THREE YEARS for the advisory vote on the frequency of future advisory votes on executive compensation, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011, and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

WHAT IF I VOTE "WITHHOLD AUTHORITY" OR "ABSTAIN"?

Shares voted to "withhold authority" in the election of directors will be deemed to be present at the meeting but not voted for a nominee.   A vote to "abstain" on Proposals II, III, and V will be counted as a vote cast and will have the effect of a vote cast against that proposal.  Because the alternative on the frequency of future advisory votes on executive compensation that receives the greatest number of votes (every one, two or three years) will be considered our stockholders' recommendation on the frequency issue, a vote to "abstain" will be deemed to be present at the meeting but will not have an effect on the outcome of Proposal IV.

CAN MY SHARES BE VOTED IF I DON'T VOTE ELECTRONICALLY, DON'T VOTE BY TELEPHONE, DON'T RETURN MY PROXY CARD AND DON'T ATTEND THE ANNUAL MEETING?

Proposal V, the ratification of our independent registered public accounting firm, is considered a routine matter under the New York Stock Exchange (the "NYSE") rules for voting purposes. Accordingly, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote your shares they hold for you in nominee name if you have not furnished voting instructions within a specified period of time prior to the annual meeting.

Proposals I, II, III and IV are not considered routine matters under the NYSE's rules and therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote your shares they hold for you in nominee name if they have not received voting instructions with regard to these proposals.  Due to the plurality vote standard used for Proposals I and IV, broker non-votes will not have an effect on the vote for the election of directors or on the recommendation for the frequency of future advisory votes on executive compensation.  For Proposals II and III, broker non-votes represented by submitted proxies will be taken into account in determining the outcome and will have the effect of a vote cast against approval of the 2001 Incentive Stock Plan (2011 Restatement) and against the approval of the advisory resolution relating to executive compensation.

Holders of exchangeable shares should refer to the Notice to Exchangeable Stockholders informing such holders of their rights with respect to directing the voting of the votes attached to our common stock.

COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?

We don't know of any other matters that will be considered at the annual meeting.  If any other matters arise at the annual meeting, the proxies will be voted at the discretion of the proxy holders (see "Future Stockholder Proposals" on page 70).

WHAT HAPPENS IF THE MEETING IS ADJOURNED OR POSTPONED?

Your proxy will still be good and may be voted at the adjourned or postponed meeting.

WHY DID I RECEIVE A ONE-PAGE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?

As permitted by the Securities and Exchange Commission (the "SEC") rules, we have elected to provide access to our proxy materials over the Internet, which reduces our costs and the environmental impact of our annual meeting.  Accordingly, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners who have not previously requested a printed set of proxy materials.  The Notice of Availability contains instructions on how to access our proxy statement and annual report and vote online, as well as instructions on how to request a printed set of proxy materials.

HOW CAN I ACCESS STIFEL'S PROXY MATERIALS AND ANNUAL REPORT ELECTRONICALLY?

To vote electronically via the Internet, you will need your control number, which was provided to you in the Notice of Internet Availability of Proxy Materials or the proxy card included in your printed set of proxy materials.  Once you have your control number, you may go to www.investorvote.com/sf and enter your control number when prompted to vote.   To request the proxy materials electronically, you may either call (800) 652-VOTE (8683) or send an e-mail requesting electronic delivery of the materials to investorrelations@stifel.com.  Additionally, the proxy materials are available at www.investorvote.com/sf and at www.stifel.com/investorrelations. .

STIFEL FINANCIAL CORPORATION
One Financial Plaza
501 North Broadway
St. Louis, Missouri 63102-2102
(314) 342-2000

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS TO BE
HELD ON WEDNESDAY, JUNE 1, 2011

 GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Stifel Financial Corp. for use at the annual meeting of stockholders to be held on Wednesday, June 1, 2011, at 11 a.m., on the 2nd Floor, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102, and any adjournment or postponement thereof, for the purposes set forth in the accompanying notice of annual meeting of stockholders.

Notice of this proxy statement and the annual meeting were first mailed to our stockholders as of the close of business on April 6, 2011, beginning on April 18, 2011.  The Notice also contains instructions on how to obtain paper copies of these proxy materials and a proxy card.

All proxies, whether voted electronically online, by telephone, or by proxy card, will be voted in accordance with the instructions contained in the proxy.  If no choice is specified, proxies will be voted in favor of the election of each of the nominees for director proposed by the Board of Directors in Proposal I, in favor of the approval of the 2001 Incentive Stock Plan (2011 Restatement) in Proposal II, in favor of the advisory resolution relating to executive compensation in Proposal III, every three years for the frequency of future advisory votes on executive compensation in Proposal IV, and in favor of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011 in Proposal V; each as recommended by the Board of Directors.  A stockholder who executes a proxy may revoke it at any time before it is voted by delivering another proxy to us bearing a later date, by casting a new vote by telephone, Internet or Intranet, by submitting written notice of such revocation to the Corporate Secretary, or by personally appearing at the annual meeting and casting a vote in person.  Instructions for voting and revocation of voting instructions, as well as instructions for attending the annual meeting if you hold exchangeable shares, are included in the Notice to Exchangeable Stockholders that is being provided to holders of exchangeable shares along with this proxy statement.

A majority of the outstanding shares of common stock present in person or by proxy will constitute a quorum at the annual meeting.

A plurality of votes cast for each class of director at the meeting in person or by proxy is required to elect the directors in each class.  Therefore, the six nominees receiving the highest number of votes in Class I, the nominee receiving the highest number of votes in Class II and the two nominees receiving the highest number of votes in Class III will be elected as directors.  As a result, a designation on the proxy that the stockholder is "withholding authority" to vote for any or all nominees does not have any effect on the results of the vote for the election of directors, although these shares will be considered as present for quorum purposes.  Each share will have one vote for the election of each director.  There is no cumulative voting in the election of directors.

The affirmative vote of a majority of the votes present at the meeting in person or by proxy is required to approve the 2001 Incentive Stock Plan (2011 Restatement); provided that the number of votes cast on the proposal constitutes more 50% of the shares entitled to vote on the proposal.  A vote to "abstain" on this proposal will be counted as a vote present and cast at the meeting and will have the effect of a vote cast against such proposal.  Similarly, broker "non-votes" represented by submitted proxies will also have the effect of a vote present at the meeting and cast against this proposal.

The affirmative vote of a majority of the votes present at the meeting in person or by proxy is required for approval of the advisory resolution relating to executive compensation.  A vote to "abstain" on this proposal will be counted as a vote present at the meeting and will have the effect of a vote cast against such proposal.  Similarly, broker "non-votes" represented by submitted proxies will also have the effect of a vote present at the meeting and cast against this proposal.

The alternative on the frequency of future advisory votes on executive compensation that receives the greatest number of votes (every one, two or three years) will be considered our stockholders' recommendation on the frequency issue.  As a result, votes to "abstain" and broker "non-votes" represented by submitted proxies will not affect the outcome of this proposal.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes present at the meeting in person or by proxy.  A vote to "abstain" on this proposal will be counted as a vote present at the meeting and will have the effect of a vote cast against this proposal.

A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" are counted as votes present at the meeting for purposes of determining whether a quorum exists.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The close of business on April 6, 2011 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.  On April 6, 2011 there were 52,958,329 shares of our common stock outstanding and entitled to vote, which includes the common stock attached to the exchangeable shares of TWP Acquisition Company (Canada), Inc., a wholly-owned subsidiary of the Company.

Ownership of Directors, Nominees and Executive Officers

The following table sets forth information regarding the amount of common stock beneficially owned, as of April 6, 2011, by each of our directors, each nominee for election as a director, the executive officers named in the Summary Compensation Table and all of our directors and executive officers as a group.  The information set forth in the table and the corresponding footnotes has been adjusted as a result of the

 Company's fifty percent (50%) stock dividend in the form of a three-for-two stock split, distributed on April 5, 2011 to stockholders of record on March 22, 2011.

Name	Number of Shares Beneficially Owned (1) (2)	Percent of Outstanding Common Stock (3)	Unvested Stock Units (4)
Ronald J. Kruszewski	1,155,532	2.17%	209,271
James M. Zemlyak	756,110	1.42%	75,044
Thomas W. Weisel (5)	545,957	1.03%	174,645
Richard J. Himelfarb	321,473	*	21,915
Thomas P. Mulroy	280,089	*	87,432
Ben A. Plotkin	197,809	*	48,693
Robert E. Lefton	100,691	*	-
James M. Oates	95,297	*	-
Victor J. Nesi	85,479	*	194,372
Charles A. Dill (6)	82,452	*	-
Bruce A. Beda	69,014	*	-
Richard F. Ford	60,035	*	-
Frederick O. Hanser	53,418	*	-
John P. Dubinsky	39,767	*	-
Alton F. Irby III	19,691	*	-
Michael W. Brown	13,942	*	-
Kelvin R. Westbrook	13,010	*	-
Robert E. Grady	3,334	*	-
Directors and Executive Officers as a Group (18 persons)	4,009,993	7.57%	869,044

__________________________

(1) Except as otherwise indicated, each individual has sole voting and investment power over the shares listed beside his name.  These shares were listed on regulatory filings by each of the individual directors or executive officers.

(2) Includes the following shares that such persons and group have the right to acquire currently or within 60 days following April 6, 2011 upon the exercise of stock options: Mr. Kruszewski - 209,999; Mr. Zemlyak - 120,000; Mr. Lefton - 13,496; Mr. Beda - 2,250; Mr. Dill - 7,499; Mr. Ford - 13,496; Mr. Hanser - 22,499; Mr. Dubinsky - 450; Mr. Irby III - 6,819; Mr. Brown - 7,496 and directors and executive officers as a group - 425,003.  Also includes the following shares underlying stock units held by such persons and which are currently vested or which vest within 60 days following April 6, 2011: Mr. Kruszewski - 174,143;

Mr. Zemlyak - 44,492; Mr. Mulroy - 40,701; Mr. Himelfarb - 26,745; Mr. Plotkin - 15,959; Mr. Oates - 19,271; Mr. Lefton - 17,457; Mr. Beda - 20,822; Mr. Dill - 17,192; Mr. Nesi - 8,741; Mr. Ford - 19,005; Mr. Hanser - 17,192; Mr. Dubinsky - 17,192; Mr. Westbrook - 13,010; Mr. Brown - 1,688; Mr. Grady - 1,688; and Mr. Irby III - 1,688; and directors and executive officers as a group - 471,892.  Also includes 23,550 shares underlying warrants held by Mr. Plotkin and which are currently vested or which vest within 60 days following April 6, 2011.  Also includes the following shares which have been allocated to such persons under the Stifel Financial Corp. Stock Ownership Plan and Trust and the 401(k) Plan, respectively: Mr. Kruszewski -1,224 and 0; Mr. Zemlyak - 1,022 and 11,411; Mr. Mulroy - 219  and 0; Mr. Himelfarb - 219 and - 5,436; Mr. Weisel - 9 and 0; Mr. Plotkin - 98 and 0; Mr. Nesi - 59 and 0;  and directors and executive officers as a group - 4,659 and 16,847.

(3) Based upon 52,958,329 shares of common stock issued and outstanding as of April 6, 2011, and, for each director or officer or the group, the number of shares subject to options or stock units and underlying warrants which the director, officer or the group has the right to acquire currently or within 60 days following April 6, 2011.

(4) Includes shares underlying stock units held by such persons but which are not convertible into our common stock within the 60-day period after April 6, 2011, and, therefore, under the rules of the SEC, are not deemed to be "beneficially owned" as of April 6, 2011.  The stock units generally will be transferred into common stock at the end of a three- to six-year period after the date of grant contingent upon the holder's continued employment with us.

(5) Mr. Weisel has pledged 125,946 shares as collateral as security for certain obligations.  Additionally,  Thomas Weisel Investment Management, Inc., a company owned by Mr. Weisel, has pledged 78,342 shares as collateral as security for certain obligations, as to which shares Mr. Weisel has sole voting and investment power.

(6) Mr. Dill has pledged 38,505 shares as collateral for a brokerage margin account.

(*) Shares beneficially owned do not exceed 1% of the outstanding shares of our common stock.

Ownership of Certain Beneficial Owners

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of April 6, 2011, the persons identified below were the only persons known to us to be a beneficial owner of more than 5% of our common stock. The information set forth in the table and the corresponding footnotes has been adjusted as a result of the Company's fifty percent (50%) stock dividend in the form of a three-for-two stock split, distributed on April 5, 2011 to stockholders of record on March 22, 2011.

Name and Address	Number of Shares Beneficially Owned	Percent of Outstanding Common Stock(1)
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	4,483,018 (2)	8.47%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	3,995,431 (3)	7.54%
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	2,741,143 (4)	5.18%

__________________________

(1) Based upon 52,958,329 shares of common stock issued and outstanding as of April 6, 2011.

(2) The information shown is based on a Schedule 13G, filed February 14, 2011, of Wellington Management Company, LLP.  The Schedule 13G indicates that Wellington Management Company, LLP, in its capacity as an investment adviser, has shared voting power with respect to 2,310,532 shares and shared dispositive power with respect to all 2,988,679 of the shares.  As adjusted for the April 5, 2011 three-for-two stock split, Wellington has shared voting power with respect to 3,465,798 shares and shared dispositive power with respect to all 4,483,018 shares.

(3) The information shown is based on a Schedule 13G/A, filed February 8, 2011, of Blackrock, Inc.  The amended Schedule 13G indicates that Blackrock, Inc. has sole voting power and sole dispositive power with respect to all 2,663,621 shares, and as adjusted for the April 5, 2011 three-for-two stock split, all 3,995,431 shares.

(4) The information shown is based on a Schedule 13G, filed February 3, 2011, of Royce & Associates, LLC. The Schedule 13G indicates that Royce & Associates, LLC has sole voting power and sole dispositive power with respect to all 1,827,429 shares, and as adjusted for the April 5, 2011 three-for-two stock split, all 2,741,143 shares.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Director Independence

Under NYSE Corporate Governance Standards, an independent director is a member of the Board of Directors who:

    Does not, and has not for the three years prior to the date of determination, received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

    Is not, and has not been for the three years prior to the date of determination, an employee of the Company;
    Is not, and has not been, affiliated with or employed by the present or former auditor of the Company, or one of the auditors' affiliates, unless it has been more than three years since the affiliation, employment, or the auditing relationship ended;
    Is not, and has not been for the three years prior to the date of determination, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of a Company that concurrently employs the director;
    Is not, and has not been for the three years prior to the date of determination, an executive officer or an employee of another company (1) that accounts for at least 2% or $1 million, whichever is greater, of the Company's consolidated gross revenues or (2) for which the Company accounts for at least 2% or $1 million, whichever is greater, of such other company's consolidated gross revenues;
    Has no other material commercial, industrial, banking, consulting, legal, accounting, charitable, or familial relationship with the Company, either individually or as a partner, stockholder, or officer of an organization or entity having such a relationship with the Company, which relationship would adversely impact the director's independence in connection with the Company; and
    Has, and for the three years prior to the date of determination had, no immediate family members (i.e., spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone who shares the director's home) in any of the above categories; provided, however, that in the case of employment of one of the above-described immediate family members, the family member must have served as an executive officer or partner of the subject entity to impact the director's independence.

It is a responsibility of the Board to regularly assess each director's independence and to take appropriate actions in any instance in which the requisite independence has been compromised.

The Board of Directors has determined that Messrs. Beda, Brown, Dill, Dubinsky, Ford, Grady, Hanser, Irby, Lefton, Oates, and Westbrook qualify as independent directors.  In making this determination, the Board of Directors considered the rules of the NYSE and the SEC, and reviewed information provided by the directors in questionnaires concerning the relationships that we may have with each director.   In particular, with respect to Mr. Irby III, the Board considered the related party transaction described on page 38 of this proxy statement and concluded that Mr. Irby III's independence was not compromised.

Board of Directors - Leadership, Risk Oversight, Meetings and Committees

Leadership:  Our Board of Directors is presently composed of eleven independent directors and seven employee directors.  The Board strategically considers the combination or separation of the Chairman and Chief Executive Officer roles as an integral part of its planning process and corporate governance philosophy.  Ronald J. Kruszewski concurrently serves as both a Chairman of the Board as well as the

Company's President and Chief Executive Officer.  Thomas W. Weisel shares the role of Chairman of the Board with Mr. Kruszewski.

In connection with the Company's acquisition of Thomas Weisel Partners Group, Inc. ("TWPG") in July 2010, the Board determined that Mr. Weisel's service along with Mr. Kruszewski as Chairman of the Board would assist the integration of the two companies and would otherwise be in the best interests of the Company.  Although Mr. Kruszewski currently serves as Chairman of the Board as well as the Company's President and Chief Executive Officer, the Board believes that this structure serves the Company well because it provides consistent leadership and accountability for managing Company operations.  In addition, our Board of Directors also holds regularly scheduled executive sessions without management, at which a non-management director presides in compliance with the NYSE Corporate Governance Standards.

Risk Oversight:  Our Board of Directors has responsibility for the oversight of risk management.  Our Board of Directors, either as a whole or through its Committees, regularly discusses with Company management our major risk exposures, their potential impact and the steps we take to monitor and control such exposures.

While our Board is ultimately responsible for risk oversight, each of our Committees assists the full Board in fulfilling its oversight responsibilities in certain areas of risk.  In particular, the Audit Committee focuses on the management of financial and accounting risk exposures.  The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.  Finally, the Nominating/Corporate Governance Committee focuses on the management of risks associated with Board organization, membership and structure, and the organizational and governance structure of our Company.

Meetings:  During 2010, our Board of Directors met 10 times, including both regularly scheduled and special meetings. During the year, all of the incumbent directors attended at least 75% of all meetings held by the Board of Directors and all Committees on which they serve.  It is our policy to encourage the members of our Board of Directors to attend the annual meeting of stockholders.  At the last annual meeting, eight of the then current directors were in attendance.

Committees:  The standing committees of our Board of Directors are the Audit Committee, Compensation Committee, Executive Committee and Nominating/Corporate Governance Committee.  The Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee each operates pursuant to a written charter approved by the Board of Directors.  The full text of each such charter and our corporate governance guidelines are available in the "Corporate Governance" section of our website located at www.stifel.com, or may be obtained by any stockholder, without charge, upon request by contacting our Corporate Secretary at (314) 342-2000 or by email at investorrelations@stifel.com.

Audit Committee. Messrs. Beda (Chairman), Dubinsky, Ford, Oates and Westbrook are the current members of the Audit Committee, all of whom are independent directors as defined by the NYSE, the SEC and as determined by our Board of Directors.  The duties of the Audit Committee include:

    recommending to the Board of Directors a public accounting firm to be placed in nomination for stockholder ratification as our independent auditors and compensating and terminating the independent auditors as deemed necessary;

    meeting periodically with our independent auditors and financial management to review the scope of the proposed audit for the then-current year, the proposed audit fees, and the audit procedures to be utilized, reviewing the audit and eliciting the judgment of the independent auditors regarding the quality of the accounting principles applied to our financial statements; and
    evaluating on an annual basis the qualification, performance and independence of the independent auditors, based on the Audit Committee's review of the independent auditors' report and the performance of the independent auditors throughout the year.

Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements.  The "audit committee financial expert" designated by our Board of Directors is Mr. Beda.  The Audit Committee met four times during 2010.

Compensation Committee. Messrs. Oates (Chairman), Lefton (Vice Chairman), Beda, Dill and Hanser are the current members of the Compensation Committee, all of whom are independent directors as defined by the NYSE and as determined by our Board of Directors.  The Compensation Committee met four times during 2010.  The duties of the Compensation Committee include:

    reviewing and recommending to our Board of Directors the salaries of all of our executive officers;
    reviewing market data to assess our competitive position for the components of our executive compensation;
    making recommendations to our Board of Directors regarding the adoption, amendment and rescission of employee benefit plans; and
    reviewing the Company's compensation policies and practices with respect to the Company's employees to ensure that they are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation.  During 2010, the Compensation Committee was composed of Messrs. Oates, Lefton, Beda, Dill and Hanser, each of whom qualifies as an independent director under the rules of the NYSE and as determined by our Board of Directors.  There are no interlocks or insider participation matters to report.

Executive Committee. Messrs. Kruszewski (Chairman), Beda, Ford and Oates are the current members of the Executive Committee.  Except to the extent limited by law, the Executive Committee performs the same functions and has all the authority of our Board of Directors between meetings of the full Board. The Executive Committee met five times during 2010.

Nominating/Corporate Governance Committee. Messrs. Ford (Chairman), Beda, Lefton and Oates are the current members of the Nominating/Corporate Governance Committee, all of whom are independent directors as defined by the NYSE and as determined by our Board of Directors.  The Nominating/Corporate

Governance Committee met four times during 2010.  The duties of the Nominating/Corporate Governance Committee include:

    overseeing the search for individuals qualified to become members of our Board of Directors and selecting director nominees to be presented for approval at the annual meeting of our stockholders;
    considering nominees for directors recommended by our stockholders; and
    reviewing our corporate governance guidelines at least annually and recommending changes to our Board of Directors as necessary.

In accordance with the Nominating/Corporate Governance Committee's charter and our corporate governance guidelines, the Nominating/Corporate Governance Committee considers nominees recommended by stockholders and reviews the qualifications and contributions of the directors standing for election each year.  In identifying and evaluating nominees for director, the Nominating/Corporate Governance Committee considers, among other things, each candidate's strength of character, judgment, career specialization, relevant technical skills, experience, diversity and the extent to which the candidate would fill a need on the Board of Directors.

Any stockholder wishing to nominate a candidate for director at a stockholders' meeting must follow the procedures described under "Future Stockholder Proposals" in this proxy statement, and must furnish certain information about the proposed nominee, including name, contact information, background, experience, diversity and other pertinent information on the proposed candidate.

PROPOSAL I - ELECTION OF DIRECTORS

Our Company's Board of Directors currently consists of 18 persons, divided into three classes of six members each.  The nominees for election at the 2011 annual meeting are as follows: six (6) Class I members, one (1) Class II member and two (2) Class III members.  Typically, each class is elected for a term of three years, and the classes together are staggered so that one class term expires each year.  In connection with the acquisition of TWPG and effective August 3, 2010, the Company's Board of Directors expanded the size of the Board from 15 persons to 19 persons and elected Messrs. Brown, Grady, Irby III and Weisel to serve as directors for a term ending at the Company's 2011 annual meeting of stockholders.   Scott B. McCuaig, who served as a Class III director for all of 2010 and as the Company's Senior Vice President and President of the Company's broker-dealer subsidiary, Stifel, Nicolaus & Company, Incorporated, retired from the Board and the Company effective April 1, 2011, bringing the current number of directors to 18.

The Board of Directors, upon the recommendation of the Nominating/Corporate Governance Committee, has nominated (i) Bruce A. Beda, Frederick O. Hanser, Ronald J. Kruszewski, Thomas P. Mulroy, Thomas W. Weisel and Kelvin R. Westbrook for election as Class I directors to hold office until the 2014 annual meeting of stockholders or until their respective successors are elected and qualified or until their earlier death, resignation or removal, (ii) Alton F. Irby III to serve as a Class II director to hold office until the 2012 annual meeting of stockholders or until his successor is elected and qualified or until his earlier death, resignation or removal, and (iii) Michael W. Brown and Robert E. Grady to serve as Class III directors until the 2013 annual meeting of stockholders or until their respective successors are elected and qualified or until their earlier death, resignation or removal.  Each of the nominees is currently serving as a director of our Company.

The Board has granted a waiver from the age 70 restriction on standing for re-election to Mr. Beda due to the desire for continuity and the specialized skill sets and business experience he contributes to the Board, and to Messrs. Irby III and Weisel considering the importance to the Board of their service in connection with the recent acquisition of TWPG.

Shares represented by your proxy will be voted in accordance with your direction as to the election of directors from the persons listed below as nominees.  In the absence of direction, the shares represented by your proxy will be voted FOR the election of each nominee.  The six nominees receiving the highest number of votes in Class I, the nominee receiving the highest number of votes in Class II and the two nominees receiving the highest number of votes in Class III will be elected as our directors for each such class to hold office as follows: the Class I nominees until the 2014 annual meeting of stockholders, the Class II nominees until the 2012 annual meeting of stockholders, and the Class III nominees until the 2013 annual meeting of stockholders.  Shares represented by your proxy cannot be voted for more than six (6) Class I directors, one (1) Class II director, and two (2) Class III directors.  In the event any person listed as a nominee becomes unavailable as a candidate for election, it is intended that the shares represented by your proxy will be voted for the remaining nominees and any substitute nominee recommended by the Board of Directors.

Experience and Diversity

The Nominating/Corporate Governance Committee of Stifel Financial Corp.'s Board of Directors actively seeks directors who provide the Board with a diversity of perspectives and backgrounds.

The composition of our current Board of Directors reflects diversity in business and professional experience, skills, and ethnic background.  When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company's business and structure, the Nominating/Corporate Governance Committee and the Board of Directors focused primarily on the information discussed in each of the individual biographies set forth below.  These biographies briefly describe the business experience during the past five years or longer, if material, of each of the nominees for election as a director and our other directors whose terms of office as directors will continue after the annual meeting including, where applicable, positions held with us or our principal subsidiary, Stifel, Nicolaus & Company, Incorporated and information as to the other directorships held by each of them during such five year period.  These biographies also include the specific individual attributes considered by the Nominating/Corporate Governance Committee and the Board in coming to the conclusion that each such nominee or current director should serve as a director of the Company.

Class I - Nominees

Bruce A. Beda, 70

Director Since: 1997, Class I Nominee with term ending in 2014

Committees: Audit Committee (Chairman), Compensation Committee, Executive Committee, Nominating/Corporate Governance Committee

Career Highlights

•     Chief Executive Officer, Kilbourn Capital Management, LLC, a financial asset manager (2001 - present)

Experience and Qualifications

Mr. Beda has financial expertise and decade-long leadership as a financial asset manager and provides an important historical perspective with respect to Company operations.

Frederick O. Hanser, 69 Director Since: 2003, Class I Nominee with term ending in 2014 Committees: Compensation Committee

Career Highlights

•         Vice Chairman, Stifel Bank & Trust (2007 - present)

•         Director, SLC Holdings, LLC, the manager and holding company for the St. Louis Cardinals, LLC. (1996 - present)

•         Vice Chairman, St. Louis Cardinals, LLC, a professional baseball team (1996 - 2010)

•         Attorney, Fordyce and Mayne, a law firm

•         Attorney, Armstrong, Teasdale LLP, a law firm

Other Professional Experience and Community Involvement

•         One of three principal organizers and Member, Board of Directors, of Mississippi Valley Bancshares, Inc. (1), a bank holding company (NASDAQ: MVBI)

•         Practiced law for 29 years, focused in banking, corporate and estate taxation, medical law, venture capital, and closely held businesses

•         B.A., Yale University

•         J.D., Washington University

•         Member, Board of Directors, and President BackStoppers, Inc.

•         Member, Board of Directors, CrimeStoppers - St. Louis Region

 Experience and Qualifications

Mr. Hanser has extensive legal and managerial background, as well as experience as a director of other financial services companies.

(1) Purchased by Southwest Bank of St. Louis in 1984

Ronald J. Kruszewski, 52

Chairman of the Board of Directors, President and Chief Executive Officer of Stifel Financial Corp.

Director Since: 1997, Class I Nominee with term ending in 2014

Committees: Executive Committee (Chairman)

Other Public Company Directorships within the past 5 years: Angelica Corporation, non-executive Chairman

Career Highlights

•         Stifel Financial Corp.

-    Chairman (2001 - present)

-    President and Chief Executive Officer (September 1997 - present)

•         Stifel, Nicolaus & Company, Incorporated

-    Chairman (2001 - present)

-    President and Chief Executive Officer (September 1997 - present)

Other Professional Experience and Community Involvement

•         Member, Board of Directors, Securities Industry and Financial Markets Association (SIFMA)

•         Member, U.S. Ski and Snowboard Team Foundation Board

•         Chairman of Downtown Now!

•         Member, Board of Directors, St. Louis Regional Chamber and Growth Association

•         Member, Board of Directors, Barnes-Jewish Hospital

•         Member, Board of Trustees, Webster University

•         Member, Regional Business Council in St. Louis

•         Member, Young Presidents' Organization - St. Louis Chapter

•         Former Chairman, Downtown St. Louis Partnership, Inc.

 Experience and Qualifications

Mr. Kruszewski has extensive managerial and leadership experience in the financial services industry in addition to a comprehensive understanding and knowledge of the Company's day-to-day operation and strategy.

Thomas P. Mulroy, 49 Senior Vice President of Stifel Financial Corp. Director Since: 2005, Class I Nominee with term ending in 2014

Career Highlights

•         Stifel Financial Corp.

-    Senior Vice President (December 2005 - present)

•         Stifel, Nicolaus & Company, Incorporated

-    Executive Vice President (December 2005 - present)

-    Co-Director, Institutional Group (formerly Capital Markets) (July 2009 - present)

-    Director, Equity Capital Markets (December 2005 - July 2009)

•         Legg Mason, Inc.

-    Executive Vice President (1986 - November 2005)

Other Professional Experience and Community Involvement

•         Chairman of the Board of Stifel Nicolaus Ltd.

•         B.S. in finance, Ithaca College

•         M.B.A. in finance, American University

Experience and Qualifications

With over 25 years of experience in capital markets, Mr. Mulroy has developed extensive knowledge of the industry.  His substantial experience and perspective assists the Board in its review of the Company's capital markets business.

Thomas W. Weisel, 70

Chairman of the Board of Directors of Stifel Financial Corp.

Director Since: 2010, Class I Nominee with term ending in 2014

Other Public Company Directorships within the past 5 years: NASDAQ OMX Group, Inc. (NASDAQ: NDAQ) and Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG)

Career Highlights

•         Chairman and Chief Executive Officer, Thomas Weisel Partners Group, Inc., an investment firm he founded in 1998 (NASDAQ: TWPG)

•         Chief Executive Officer, Montgomery Securities, a firm he founded in 1971, which was bought by NationsBank in 1997

Other Professional Experience and Community Involvement

•         Current member and former Chairman, U.S. Ski and Snowboarding Team Foundation Board

•         Founder and Chairman, USA Cycling Foundation Board

•         Founded Tailwind Sports

•         Largest investor in the Discovery Channel (previously U.S. Postal) pro-cycling team, formerly led by Lance Armstrong, seven-time winner of the Tour de France

•         Member, Board of Directors, Museum of Modern Art in New York

•         Member, Board of Directors, San Francisco Museum of Modern Art

•         Former member, Board of Directors, Stanford Endowment Management Board

•         Former member, Advisory Board, Harvard Business School

Experience and Qualifications

Mr. Weisel has extensive entrepreneurial and operational experience in the financial services industry, as evidenced by his founding and development of the investment firms of TWPG and Montgomery Securities prior to joining the Company.

Kelvin R. Westbrook, 55

Director Since: 2007, Class I nominee with term ending in 2014

Committees: Audit Committee

Other Current Public Company Directorships: Archer-Daniels Midland Company (NYSE: ADM) and Camden Property Trust (NYSE: CPT)

Other Public Company Directorships within the past 5 years: Angelica Corporation

Career Highlights

•         President and Chief Executive Officer, KRW Advisors, LLC, a privately-held telecommunications and media consulting and advisory services firm (October 2007 - present)

•         Broadstripe, LLC (formerly known as Millennium Digital Media Systems, LLC)(1), broadband services company

          -    Chairman and Chief Strategic Officer (September 2006 - October 2007)

          -    President and Chief Executive Officer (May 1997 - September 2006)

Other Professional Experience and Community Involvement

•         Member, Board of Directors, National Cable Satellite Corporation, better known as C-SPAN

•         Member, Board of Directors, BJC HealthCare, a multi-billion dollar, not-for-profit healthcare services company

•         Former partner of a national law firm

Experience and Qualifications

Mr. Westbrook brings legal, media and marketing expertise to the board of directors. In addition, through his service on the boards of directors and board committees of other public companies and not-for-profit entities, Mr. Westbrook has gained an in-depth knowledge and expertise in corporate governance.

(1) Broadstripe, LLC and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January, 2009, approximately fifteen months after Mr. Westbrook resigned from the firm.

Class II - Nominees

Alton F. Irby III, 70

Director Since: 2010, Class II nominee with term ending in 2012

Other Current Public Company Directorships: ContentFilm (AIM: CFL), and McKesson Corporation (NYSE: MCK)

Other Public Company Directorships within the past 5 years: Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG)

Career Highlights

•         Founding partner, London Bay Capital LLC, a privately-held investment firm (May 2006 - present)

•         Founding partner, Tricorn Partners LLP, a privately-held investment bank (May 2003 - May 2006)

•         Chairman and Chief Executive Officer of HawkPoint Partners (formerly known as National Westminster Global Corporate Advisory)

•         Founding partner, Hambro Magan Irby Holdings

Experience and Qualifications

Mr. Irby has extensive experience founding and leading multiple privately-held investment firms as well as twenty-five years of experience in the international financial services industry in Europe and the United States.

Class III - Nominees

Michael W. Brown, 65

Director Since: 2010, Class III nominee with term ending in 2013

Other Current Public Company Directorships: EMC Corporation (NYSE: EMC), VMWare, Inc. (NYSE: VMW), and Insperity (NYSE: NSP), formerly known as Administaff

Other Public Company Directorships within the past 5 years: Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG)

Career Highlights

•         Microsoft Corporation, a global software company (NASDAQ: MSFT)

-    Vice President and Chief Financial Officer (August 1994 - July 1997)

-    Vice President - Finance and Treasurer (1989 - August 1994)

•         Deloitte & Touche LLP, a provider of assurance, tax, and business consulting services (1971 - 1989)

Other Professional Experience and Community Involvement

•         Former Chairman, NASDAQ Stock Market Board of Directors

•         Former Governor, National Association of Securities Dealers

Experience and Qualifications

Mr. Brown has considerable financial and accounting expertise including eight years of financial leadership with a leading technology company and directorships at other publicly held companies.  Mr. Brown also has considerable experience as a director and governor of self-regulatory organizations within the financial services industry.

Robert E. Grady, 53

Director Since: 2010, Class III nominee with term ending in 2013

Other Current Public Company Directorships: Maxim Integrated Products (NASDAQ: MXIM)

Other Public Company Directorships within the past 5 years: Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG), AuthenTec, Inc. (NASDAQ: AUTH), and Blackboard, Inc. (NASDAQ: BBBB)

Career Highlights

•         Partner and Managing Director, Cheyenne Capital Fund, a private equity investment firm (2009 - present)

•         Carlyle Group, a large private equity firm

•         Partner, Global head of Venture Capital (2000 - 2009)

•         Chairman and Managing Partner, Carlyle Venture Partners, (2000 - 2009)

•         Managing Director, Robertson Stephens & Company, an emerging growth investment bank

Other Professional Experience and Community Involvement

•         Chairman, New Jersey Council of Economic Advisors

•         Chairman, New Jersey State Investment Council, which oversees the state's $72 billion pension system

•         Former Chairman, National Venture Capital Association

•         Former Deputy Assistant to President George H.W. Bush

•         Former Executive Associate Director, Office of Management and Budget

•         Former professor, Stanford Graduate School of Business

Experience and Qualifications

Mr. Grady has extensive leadership experience in the private equity investment sector of the financial services industry.  Mr. Grady also has substantial federal and state governmental experience as well as strong academic experience.  Finally, Mr. Grady has considerable experience as a director of other publicly held companies.

Continuing Directors

Charles A. Dill, 71

Director Since: 1995, Class II director with term ending in 2012

Committees: Compensation Committee

Other Current Public Company Directorships: Zoltek Companies, Inc. (NASDAQ: ZOLT) and TransAct Technologies Incorporated (NASDAQ: TACT)

Career Highlights

•         General partner, Two Rivers Associates, a private equity firm (2003 - present)

•         General partner, Gateway Partners, L.P., a venture capital fund (1995 - present)

•         President, Chief Executive Officer and director, Bridge Information Systems, Inc., a company providing online information and trading services (1991 - 1995)

Other Professional Experience and Community Involvement

•         Venture capital and private equity investor

•         Director, John Allan Love Foundation

Experience and Qualifications

Mr. Dill has long-standing experience in the venture capital and private equity investment markets and substantial experience as a manager of an information technology company serving the financial services industry.  Mr. Dill also has substantial experience as a director of other publicly held companies.

Richard F. Ford, 74 Director Since: 1984, Class II director with term ending in 2012 Committees: Audit Committee, Executive Committee, Nominating/Corporate Governance Committee (Chairman)

Career Highlights

•         Founder and General Partner, Gateway Associates L.P., a venture capital management firm

Other Professional Experience and Community Involvement

•         Member, Board of Directors, Barry-Wehmiller Company

•         Member, Board of Directors, Spartan Metal Products

•         Management development consultant, Centene Corporation

Experience and Qualifications

Mr. Ford has substantial experience in the venture capital market and the financial services industry.  He also has considerable board and committee leadership experience at other publicly held and large private companies.

Richard J. Himelfarb, 69 Vice Chairman and Senior Vice President of Stifel Financial Corp. Director Since: 2005, Class II director with term ending in 2012

Career Highlights

•         Stifel Financial Corp.

-    Senior Vice President (December 2005 - present)

•         Stifel, Nicolaus & Company, Incorporated

-    Executive Vice President and Director (December 2005 - present)

-    Chairman of Investment Banking (July 2009 - present)

-    Director of Investment Banking (December 2005 - July 2009)

•         Legg Mason, Inc.

-    Director (November 1983 - July 2005)

-    Executive Vice President (July 1995 - November 2005)

-    Senior Vice President (November 1983 - July 1995)

•         Legg Mason Wood Walker, Inc.

-    Executive Vice President (July 1995 - November 2005)

-    Senior Vice President (November 1983 - July 1995)

Other Professional Experience and Community Involvement

•         Practiced corporate, tax and securities law for 16 years prior to joining Legg Mason

•         Member, Board of Directors, Greater Baltimore Committee

•         Member, Board of Directors, Kennedy Krieger Institute

•         Member, Board of Directors, University of Maryland Baltimore Foundation

Experience and Qualifications

With nearly thirty years of experience in the investment banking industry, Mr. Himelfarb provides critical insight and assists the Board in its oversight of the Company's investment banking businesses.

Victor J. Nesi, 51 Senior Vice President of Stifel Financial Corp. Director Since: 2009, Class II director with term ending in 2012

Career Highlights

•         Stifel Financial Corp.

-    Senior Vice President (July 2009 - present)

•         Stifel, Nicolaus & Company, Incorporated

-    Executive Vice President and Co-Director, Institutional Group (formerly Capital Markets) (July 2009 - present)

•         Merrill Lynch, a global investment firm

-    Global Head of the Technology, Telecommunications and Media Industries Group within Merrill Lynch Global Private Equity (2007 - 2008)

-    Head, Americas Investment Banking (2005 - 2007)

-    Head, Telecom & Media Investment Banking Group (1996 - 2005)

Other Professional Experience and Community Involvement

•         Investment banker with two global investment banking firms for 7 years prior to joining Merrill Lynch

•         Practiced corporate and securities law for 4 years

Experience and Qualifications

With over 15 years of experience in capital markets, including international operations, Mr. Nesi has developed extensive knowledge of the industry.  His substantial experience and perspective assists the Board in its review of the Company's capital markets business.

James M. Zemlyak, 52 Senior Vice President, Chief Financial Officer and Treasurer of Stifel Financial Corp. Director Since: 2004, Class II director with term ending in 2012

Career Highlights

•         Stifel Financial Corp.

-    Senior Vice President, Chief Financial Officer and Treasurer (1999 - present)

•         Stifel, Nicolaus & Company, Incorporated

-    Executive Vice President (2005 - present)

-    Chief Operating Officer (or Co-Chief Operating Officer) (2002 - present)

-    Chief Financial Officer (1999 - 2006)

•         Managing Director and Chief Financial Officer , Baird Financial Corporation (1997 - 1999)

•         Senior Vice President and Chief Financial Officer, Robert W. Baird & Co. Incorporated (1994 - 1999)

Experience and Qualifications

Mr. Zemlyak has been our Chief Financial Officer since 1999, is a key leader of the Company, and has over 15 years of experience in the financial services industry. The Board believes he has the knowledge of our company and its business necessary to help formulate and execute our business plans and growth strategies.

John P. Dubinsky, 67

Director Since: 2003, Class III director with term ending in 2013

Committees: Audit Committee

Other Current Public Company Directorships: Insituform Technologies, Inc. (NASDAQ: INSU)

Other Public Company Directorships within the past 5 years: Accentia Biopharmaceuticals, Inc. (OTCQB: ABPI)

Career Highlights

•         Chairman, Stifel Bank & Trust (April 2007 - present)

•         President and Chief Executive Officer, Westmoreland Associates, LLC, a financial consulting company (1995 - present)

•         CORTEX (Center of Research, Technology and Entrepreneurial Expertise)

-    Chairman (2008 - present)

-    President and Chief Executive Officer (2003 - 2008)

•         President Emeritus, Firstar Bank (1999 - 2001)

•         Chairman, President and Chief Executive Officer, Mercantile Bank (1997 - 1999) (1)

•         President and Chief Executive Officer, Mark Twain Bancshares, Inc.

Other Professional Experience and Community Involvement

•         Trustee, BJC HealthCare, Barnes-Jewish Hospital

•         Trustee, Washington University

•         Trustee, St. Louis Public Library

•         Chairman, St. Louis Public Library Foundation

Experience and Qualifications

Mr. Dubinksy is a leader in the financial consulting industry and has extensive experience in managing financial institutions.  Mr. Dubinsky also has strong experience as a director of other publicly held and large private companies as well as not-for-profit entities.

Robert E. Lefton, Ph.D., 79 Director Since: 1992, Class III director with term ending in 2013 Committees: Compensation Committee (Vice Chairman), Nominating/Corporate Governance Committee

Career Highlights

•         Chairman and Chief Executive Officer, Psychological Associates, Inc., an international training and consulting firm (1958 - present)

Experience and Qualifications

Dr. Lefton has 52 years of leadership in international training and consulting and a long standing history and experience serving on our Board.

James M. Oates, 64

Director Since: 1996, Class III director with term ending in 2013

Committees: Audit Committee, Compensation Committee (Chairman), Executive Committee, Nominating/Corporate Governance Committee

Other Current Public Company Directorships: Connecticut River Bancorp (PK: CORB.PK)

Career Highlights

•         Managing Director, The Wydown Group, a financial consulting firm (1994 - present)

•         Chairman, Hudson Castle Group, Inc. (formerly IBEX Capital Markets, Inc.), a financial services company (1997 - 2006)

Other Professional Experience and Community Involvement

•         Board member, Investors Bank & Trust Corporation

•         Board member, Phoenix Mutual Funds

•         Board member, Connecticut River Bank

•         Board member, New Hampshire Trust Company

•         Chairman of the Board, John Hancock Trust and the John Hancock Funds II

•         Chairman of the Board, Emerson Investment Management, Inc.

•         Member, investment committee of the Endowment for Health

•         Trustee Emeritus of Middlesex School, Concord, Massachusetts

Experience and Qualifications

Mr. Oates has lead several financial services and consulting firms and has substantial investment experience on public company, mutual fund and private investment boards and committees.

Ben A. Plotkin, 55 Vice-Chairman and Senior Vice President of Stifel Financial Corp. Director Since: 2007, Class III director with term ending in 2013

Career Highlights

•         Stifel Financial Corp.

-    Vice Chairman and Senior Vice President (August 2007 - present)

•         Stifel, Nicolaus & Company, Incorporated

-    Executive Vice President (February 2007 - present)

•         Ryan Beck & Company, Inc., an investment firm

-    Chairman and Chief Executive Officer (1997 - February 2007)

•         Ryan Beck, a broker-dealer firm

-    Executive Vice President (1990 - 1997)

-    Director and Vice President - Investment Banking Division (1987 - 1990)

Other Professional Experience and Community Involvement

•         Advised numerous financial services organizations throughout his career as a lawyer and investment banker

•         Previously served on the boards of other financial institutions and the trade association for the securities industry

•         Presently active with several not for profit organizations

Experience and Qualifications

Mr. Plotkin's expertise with respect to corporate strategy and advising investment clients provides practical insight to the Board regarding key Company operations and strategic planning.

Compensation of Directors in Last Fiscal Year

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2010.  Directors who also serve as our employees, inside directors, do not receive additional compensation for their service as directors of either the Company or Stifel, Nicolaus & Company, Incorporated, our broker-dealer, although we do reimburse them for their expenses for attendance at Board meetings.  This policy applies to Messrs. Kruszewski, Zemlyak, Himelfarb, Mulroy, Nesi, Plotkin and Weisel, who serve as both directors and executive officers of the Company.  Scott B. McCuaig, who served as a Class III director for all of 2010 and as the Company's Senior Vice President, was also subject to this policy prior to his retirement from the Board and the Company effective April 1, 2011.  Information about the 2010 compensation earned or paid to Messrs. Kruszewski, Zemlyak, Mulroy, Nesi and Plotkin as executive officers is disclosed in the Summary Compensation Table because they are named executive officers for purposes of this proxy statement.  The information set forth in the table below and the corresponding footnotes has been adjusted as a result of the Company's fifty percent (50%) stock dividend in the form of a three-for-two stock split, distributed on April 5, 2011 to stockholders of record on March 22, 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Unit Awards ($)(2)	Option Awards ($)(3)	Total ($)
Bruce A. Beda	---	150,424	---	150,424
Michael W. Brown	---	53,460	---	53,460
Charles A. Dill	---	125,415	---	125,415
John P. Dubinsky	40,000	125,415	---	165,415
Richard F. Ford	---	140,409	---	140,409
Robert E. Grady	---	53,460	---	53,460
Frederick O. Hanser	24,000	125,415	---	149,415
Alton F. Irby III	---	53,460	---	53,460
Robert E. Lefton	---	125,415	---	125,415
James M. Oates	---	140,409	---	140,409
Kelvin R. Westbrook	---	125,415	---	125,415

__________________________

(1)   Stated amounts include cash compensation paid to Messrs. Dubinsky and Hanser for 2010 for their service as the non-executive Chairman and the non-executive Vice Chairman, respectively, of the Board of Directors of Stifel Bank & Trust.

(2)   In lieu of an annual cash retainer, each non-employee director was issued 3,375 stock units.  Additionally, the Committee chairs were issued additional stock units valued at the closing price of our common stock on the date of grant as follows: Audit Committee, $25,000; Compensation Committee, $15,000; and Nominating/Corporate Governance Committee, $15,000.  The units vest on a quarterly basis over a one year period.  Amounts stated reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the fiscal year ended December 31, 2010.  Stock units awarded to Messrs. Brown, Grady and Irby III were prorated based on their August 3, 2010 appointment to the Board of Directors.  As of December 31, 2010, each director held the following number of stock units outstanding: Mr. Beda, 26,088; Mr. Brown, 1,688; Mr. Dill, 21,581; Mr. Dubinsky, 21,581;

 Mr. Ford, 23,394; Mr. Grady, 1,688; Mr. Hanser, 21,581; Mr. Irby III, 1,688; Mr. Lefton, 22,178; Mr. Oates, 23,991; and Mr. Westbrook, 13,010.

(3)   Amounts stated reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the fiscal year ended December 31, 2010.  As of December 31, 2010, each director held the following number of options outstanding: Mr. Beda, 2,250; Mr. Brown, 7,496; Mr. Dill, 7,499; Mr. Dubinsky, 450; Mr. Ford, 13,496; Mr. Hanser, 22,499; Mr. Irby III, 6,819; Mr. Lefton, 13,496; and Mr. Oates, 450.

In 2006, the Company discontinued its practice of granting option awards as compensation for service on the Board of Directors.

Additional Information About Director Compensation

Non-employee directors of the Company are required to defer all director fees into stock units pursuant to the Equity Incentive Plan for Non-Employee Directors (2008 Restatement), which was approved by our stockholders in 2008.  These stock units are generally granted annually in May and vest on a quarterly basis over a one year period.

As approved by the Board of Directors, the annual stock retainer payable to each non-employee director includes an award of 2,250 stock units.  As a result of the Company's fifty percent (50%) stock dividend in the form of a three-for-two stock split distributed on April 5, 2011, beginning in 2011, the annual stock retainer payable to each non-employee director will include an award of 3,375 stock units.  Additionally, the chair of each of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee will continue to receive additional common stock units valued in the approximate amounts of $25,000, $15,000 and $15,000, respectively, for services in such capacity based upon the fair market value of our common stock on the date of approval.

Thus, for 2010, the stock units awarded to the non-employee directors on April 23, 2010 were as follows (adjusted for the three-for-two stock split referenced above): Mr. Beda, 4,047; Mr. Dill, 3,375; Mr. Dubinsky, 3,375; Mr. Ford, 3,778; Mr. Hanser, 3,375; Mr. Lefton, 3,375; Mr. Oates, 3,778; and Mr. Westbrook, 3,375.  The adjusted closing price of our common stock on the date of award was $37.16.

Each of Messrs. Brown, Grady and Irby III, who joined the Board of Directors of the Company in connection with the Company's acquisition of TWPG, and each of whom is also a non-employee director, received 1,687 stock units on August 3, 2010 (adjusted for the three-for-two stock split referenced above) with an aggregate value of $53,444.  The adjusted per-share closing price of our common stock on the date of award was $31.68.

Additionally, non-employee directors who also serve on the Board of Directors of Stifel Bank & Trust receive cash compensation as approved by the Stifel Bank & Trust Board of Directors.  See footnote (1) to the director compensation chart above.

Directors who are also our employees do not receive any compensation for their service as directors of the Company or its subsidiaries, but we pay their expenses for attendance at meetings of the Board of Directors.

CORPORATE GOVERNANCE AND CODE OF ETHICS

In accordance with the requirements of the NYSE and the Sarbanes-Oxley Act of 2002, we have adopted Corporate Governance Guidelines as well as charters for the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee.  These guidelines and charters are available for review under the "Corporate Governance" section of our website at www.stifel.com. We have also adopted a Code of Ethics for Directors, Officers and Associates.  The Code of Ethics is also posted in the "Corporate Governance" section of our website, located at www.stifel.com, or may be obtained by any stockholder, without charge, upon request by contacting our Corporate Secretary at (314) 342-2000 or by email at investorrelations@stifel.com.

We have established procedures for stockholders or other interested parties to communicate directly with our Board of Directors, including the presiding director at the executive sessions of the non-management directors or the non-management directors as a group.  Such parties can contact our Board of Directors by mail at: Stifel Financial Corp., Attention: Ronald J. Kruszewski/Thomas W. Weisel, Chairmen of the Board, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102.  All communications made by this means will be received by the Chairmen of the Board and relayed promptly to the Board of Directors or the individual directors, as appropriate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Sarbanes-Oxley Act of 2002 generally prohibits loans by an issuer and its subsidiaries to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features.

From time to time, Stifel Bank & Trust makes loans and extensions of credit to our directors and executive officers.  Outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company and its subsidiaries, and did not involve more than the normal risk of collectibility or present other unfavorable features.  As of December 31, 2010, all such loans were performing to their original terms.

Certain of our officers, directors and nominees for director maintain margin accounts with Stifel, Nicolaus & Company, Incorporated pursuant to which Stifel, Nicolaus & Company, Incorporated may make loans for the purchase of securities.  All margin loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features.

Related party transactions are approved or disapproved on a case-by-case basis.  As such, no formal policies or procedures have been adopted for the approval of related party transactions.

We maintain various policies and procedures relating to the review, approval or ratification of transactions in which our Company is a participant and in which any of our directors and executive officers, or their family members have a direct or indirect material interest.  Our Company Code of Ethics, which is available on our website at www.stifel.com, prohibits our directors and employees, including our executive officers, and in some cases, their family members, from engaging in certain activities without prior written consent.  These activities typically relate to situations where a director, executive officer or other employee, and in some cases, an immediate family member, may have significant financial or business interests in another company competing with or doing business with our Company, or who stands to benefit in some way from such a relationship or activity.  Specifically, our Code of Ethics includes prohibitions against:  engaging in any outside business or other activity that might create a conflict of interest with or compete against the Company's interests, including ownership of privately-held stock or partnership interests without prior written approval, using Company property, information or positions for improper personal gain or benefit, and receiving bonuses, fees, gifts, frequent or excessive entertainment or any similar form of consideration above a nominal value from any person or entity with which the Company does, or seeks to do, business.  It is also against Company policy to give gifts or gratuities without receiving specific approval by the Company's Office of General Counsel.

Airplane Usage and Allowance.  In November 2010, the Executive Committee approved the use by Mr. Weisel, Chairman, and certain of our other employees from time to time, of an airplane owned by Thomas Weisel Investment Management, Inc., an entity wholly owned by Mr. Weisel, for business and other travel.  In connection with the airplane usage, the Company approved an airplane allowance payable to Ross Investments in the fixed amount of $150,000 covering the period from the Company's acquisition of TWPG on July 1, 2010 through December 31, 2010.  Based on historical and anticipated usage of the airplane by Mr. Weisel and such other employees, the Executive Committee approved the payment of the airplane allowance on the condition that any personal flight activity attributable to a Company employee would be included in such employee's annual compensation.

Mr. Irby III, a director of the Company, is a founding partner and the chairman of London Bay Capital LLC, an investment firm that, in 2007, indirectly acquired a controlling interest in Selling Source, LLC.  TWPG provided advisory and placement agent services in connection with this acquisition.  A portion of the compensation payable to TWPG for its services included an ownership interest in Selling Source LLC.  Further, in connection with the acquisition, TWPG purchased additional shares of Selling Source LLC.  The Company, as a result of its acquisition of TWPG in July 2010, now has an ownership interest in Selling Source LLC.  The Company's ownership interest in Selling Source LLC is valued, as of December 31, 2010, at $8.2 million.

Each year, we require our directors and executive officers to complete a questionnaire which identifies, among other things, any transactions or potential transactions with the Company in which a director or an executive officer or one of their family members or associated entities has an interest.  We also require that directors and executive officers notify our Company of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible.

We believe that the foregoing policies and procedures collectively ensure that all related party transactions requiring disclosure under applicable SEC rules are appropriately reviewed.

 COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Throughout this proxy statement, the individuals who served as our chief executive officer and our chief financial officer during the year ended December 31, 2010, and the other individuals included in the summary compensation table, are referred to as the "named executive officers." These individuals are:

  Ronald J. Kruszewski, who served as our Chairman, President and Chief Executive Officer and Chief Executive Officer of our subsidiary, Stifel, Nicolaus & Company, Incorporated;
  James M. Zemlyak, who served as our Senior Vice President, Chief Financial Officer and Treasurer and as Executive Vice President and Chief Operating Officer of our subsidiary, Stifel, Nicolaus & Company, Incorporated;
  Thomas P. Mulroy, who served as our Senior Vice President as well as the Executive Vice President and Co-Director of the Institutional Group of our subsidiary, Stifel, Nicolaus & Company, Incorporated;
  Victor J. Nesi, who served as our Senior Vice President as well as the Executive Vice President and Co-Director of the Institutional Group of our subsidiary, Stifel, Nicolaus & Company, Incorporated; and
  Ben A. Plotkin, who served as our Vice Chairman and Senior Vice President and Executive Vice President of our subsidiary, Stifel, Nicolaus & Company, Incorporated.

Compensation Philosophy and Objectives

Our executive compensation program is designed to reward superior corporate performance annually and over the long term, as measured by increasing stockholder value.  Total compensation must also be internally equitable and externally competitive.  We periodically review our executive compensation program to ensure that it reflects good governance practices as well as the best interests of our stockholders, while meeting the following core objectives:

  Pay for Performance.  A substantial portion of the total compensation for each of the named executive officers is variable from year-to-year and is based upon our Company's gross revenue and the performance of the individual named executive officer during that year, without weighting.  Illustrative of this fact, is that the named executive officers' base salaries are low relative to peer executives in competitive companies and are not increased from year-to-year.  The amount of compensation paid to each named executive officer is based in part upon the financial performance of our Company for the year and in part upon the named executive officer's performance during the year as analyzed and recommended by the chief executive officer (in the case of all of the named executive officers except Mr. Kruszewski) to the Compensation Committee. In the case of Mr. Kruszewski, the analysis of his individual performance for the year is done entirely by the members of the Compensation Committee.  In its assessments, the Compensation Committee utilizes complete discretion in setting annual incentive compensation for the named executive officers.  No

Company or individual performance targets or other quantitative formulas are utilized by the Compensation Committee in the setting of awards.  Instead, at the end of each fiscal year, the Compensation Committee reviews Company performance and the individual performance evaluations, including any Company achievements to which the individual named executive officer contributed.

  Stock Ownership.  We have designed our compensation program to assure that our executive officers establish and maintain a significant amount of stock ownership in the Company over time.  We believe that stock ownership by the executive officers directly aligns the interests of our management with those of our stockholders and incentivizes our executive officers to focus on the creation of stockholder value.  We, therefore, mandate that 25% of the named executive officers' annual incentive compensation is paid in the form of equity awards, which vest over five years and encourage the named executive officers to elect to take greater amounts of their compensation in equity awards through Company matching programs.  In April 2010, the Compensation Committee increased the percentage of annual incentive compensation that would be paid to the Company's executive officers in the form of equity awards from 15% to 25% in order to further align the interests of the executive officers with those of our stockholders.  Additionally, the Committee increased the vesting schedule for stock units granted as part of the Company's match from 3 years to 5 years in order to further align executives' interest with our stockholders and to create a more effective retention tool.  The Company grants a 25% match to the mandatory and voluntary bonus paid in equity, which vests on the fifth anniversary of the award.
  Recruiting and Retention. Due to the competitive nature of the securities industry related to executive talent, we are committed to provide total compensation opportunities that are competitive with the compensation opportunities of other companies in our business.  Our compensation package must be sufficiently aligned with industry practices so that we can continue to attract and retain executives who can effectively guide our Company in the future.  With this in mind, the Compensation Committee uses comparisons of the compensation practices of competitive companies as a check at the end of the annual compensation process to determine if our compensation practices are yielding relatively comparable pay for comparable performance.
  Tax Deductibility and Compliance. Our executive compensation program is designed to maximize the tax deductibility of compensation paid to our named executive officers and to avoid the payment of punitive excise taxes by our executive officers.  Thus, annual incentive compensation programs are operated in compliance with Section 162(m) of the Internal Revenue Code, and deferred compensation is structured so as to comply with the deferred compensation rules under Section 409A of the Internal Revenue Code.

Setting Compensation

Our Compensation Committee has the responsibility for approving the compensation paid to our named executive officers and ensuring that our compensation program is consistent with our compensation philosophy and is meeting our goals and objectives.  Throughout this Compensation Discussion and Analysis, we refer to the Compensation Committee as the "Committee."  Early each year, the Committee approves the amount of incentive compensation to be paid to our named executive officers for Company and individual performance during the prior year. Subject to the limits set forth in Section 162(m) of the Internal

Revenue Code, the Committee has full discretion as to the level of annual incentive compensation it pays to each of the named executive officers.

Involvement of Executive Officers

The analysis of the Committee with respect to the compensation of the named executive officers, other than Mr. Kruszewski, begins with the recommendation of the chief executive officer and is supported by internal and external compensation data that is supplied by the chief executive officer and compiled by our accounting department.  The information provided to the Committee may include financial information with respect to our Company and its business segments as well as a summary of the chief executive officer's evaluation of the individual performance of each of the other named executive officers for the most recently completed year.

The chief executive officer may also provide information gathered from external surveys and other sources with respect to the compensation amounts and packages for companies that are considered competitors of our Company for executive talent.  These are typically used as a check to determine if the amount of annual compensation that is set under the process outlined above has yielded an appropriate amount of overall compensation for the executive officer as compared with the general market.

The Committee itself does its own evaluation of the performance of the chief executive officer for the year in setting the chief executive officer's annual and long-term incentive compensation.  The Committee typically includes a compensation peer group survey in its analysis of the chief executive officer's annual bonus.

Compensation Peer Group

We annually identify for the Committee a group of companies that we consider to be peer companies.  Typically, these companies are other investment banking and financial services firms of similar size and scope of services offered.  We gather this information primarily from external market surveys on compensation that are available in the market as well as publicly available data on the specific competitive companies that are available from that companies public filings, such as proxy statements.  This compensation information is used as a final review of the appropriateness of the compensation levels set by our Committee's analysis of the financial and qualitative data presented for each of these officers.

For 2010, the following companies were included in the compensation survey:

D.A. Davidson & Co.

Hilliard Lyons

Janney Montgomery Scott, LLC

Morgan Keegan & Company, Inc.

Raymond, James & Associates

RBC Wealth Management

Robert W. Baird & Co. Inc.

Scott & Stringfellow Investment Corp.

Southwest Securities

Wells Fargo Bank

William Blair & Company

Compensation Consultants

While we use publicly available external market surveys with respect to compensation data that we believe to be relevant to the Committee's analysis, the Committee has not engaged an independent outside compensation consultant for 2010 and has not engaged such a consultant to date in 2011.

Risk Oversight of the Company's Compensation Program

Comprised entirely of independent directors, the Committee carefully monitors compensation levels to ensure they reflect an appropriate balance of pay-for-performance within acceptable risk parameters. Based on current and evolving best practices, our Committee conducted a compensation risk assessment of the various elements of our Company's overall compensation policies and practices (including incentive compensation programs).  In its analysis, the Committee reviewed, with input from management, our Company's compensation programs including appropriate internal controls to mitigate or reduce risk.  Based on its review, the Committee determined that our Company's compensation policies and practices do not create excessive and unnecessary risk taking.  In addition to review by the Committee, the full Board of Directors will continue to maintain procedures to ensure ongoing management and assessment of compensation policies and practices as they relate to risk.

Compensation Program and Payments

The key components of our executive compensation program are base salary, annual incentive compensation, long-term incentive compensation and perquisites.  Executive officers are also entitled to participate in health and welfare plans and retirement savings plans generally available to all of our employees.

Base Salary

We pay relatively low levels of base salary compared to the market due to our variable pay-for-performance philosophy.  Mr. Kruszewski is paid a $200,000 annual base salary and his salary has not been increased since he joined our Company in 1997.  Mr. Zemlyak is paid a $175,000 annual base salary and his salary has not been increased since he joined our Company in 1999.  Mr. Mulroy continues to receive an annual base salary of $250,000, which was the base salary that he was earning at Legg Mason Capital Markets Group at the time of its acquisition by our Company in December 2005.  Messrs. Nesi and Plotkin each receive a base salary of $250,000, which has been their base salaries since joining the Company in 2009 and 2007, respectively.

A reflection of our performance-based compensation structure is that the base salary for each of the named executive officers is a relatively small portion of the executive's total compensation.  In 2010, base salaries paid to our named executive officers ranged from approximately 5% of total compensation paid to the executive to approximately 12% of the executive's total compensation.

Annual Incentive Compensation

The Committee has established an annual incentive compensation program for the named executive officers that provides a significant portion of the total compensation paid to each of the named executive officers.

The objective of the annual incentive compensation portion of the executive compensation program is to provide cash and equity compensation that is variable based upon the achievement of financial goals for our Company and the business units in which the executive officer serves and a qualitative evaluation of the individual executive officer's performance for the year.

Compensation Determinations and Relevant Factors.  For purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code, the Committee establishes at the beginning of each year a total bonus pool and an individual bonus limitation for any one executive officer.  For 2010, these Section 162(m) limitations were based upon the gross revenues of our Company.  After the computation of the possible bonus pool, the Committee utilizes the negative discretion allowable under Section 162(m) to evaluate a variety of subjective factors in reviewing each executive officer's performance, and resulting incentive compensation award, for the year.  In the case of all named executive officers other than the chief executive officer, the performance evaluation of each executive officer by the chief executive officer, and the chief executive officer's recommendation as to the annual incentive compensation payment level for each executive officer, is factored into the decision of the Committee as to the annual incentive compensation amount to be paid.  The Committee, however, has full discretion to determine the annual incentive compensation actually paid to each of the named executive officers.  With respect to the chief executive officer, the Committee completes its own evaluation of the chief executive officer's  performance for the year and sets the annual incentive compensation amount to be paid to the chief executive officer without outside recommendation.  In its assessments, the Committee utilizes complete discretion in setting annual incentive compensation for the named executive officers primarily on the basis of Company performance, with the factors considered by the Committee given no particular weighting.  No Company or individual performance targets or other quantitative formulas are utilized by the Committee in the setting of awards.  Instead, at the end of each fiscal year, the Committee reviews Company performance and the individual performance evaluations, including any Company achievements to which the individual named executive officer contributed.

Some of the factors considered by the Committee with respect to 2010 annual incentive compensation, without any particular weighting, were as follows:

•               Review of our overall corporate financial results for the last completed year;

•               Review of strategic decisions, including acquisitions, which may impact overall stockholder value, both over short- and long-term horizons;

•               Stock price performance over the course of the year and prior five years;

•               Review of the financial results of the business unit, if any, at which the named executive officer primarily works;

•               Review of the named executive officer's historical compensation;

•               Review of the named executive officer's stock ownership levels against our stock ownership guidelines discussed below;

•               Summary sheets for current compensation;

•               The recommendations of our chief executive officer; and

•               Review of the annual incentive compensation determined from the above analysis against market data regarding executive compensation at companies regarded as competitive to us for executive talent.

In setting annual incentive compensation for the named executive officers for 2010, the Committee considered the Company's relative performance in light of the continuing global financial and credit crisis, economic recession, and sweeping legislative overhaul of the financial industry by virtue of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Committee considered the following Company performance benchmarks in particular (some of which factors are considerations that decreased the annual incentive compensation actually paid):

A.            Overall Company financial performance, including the following:

•       For 2010, net revenues increased 27% compared to 2009 to $1.4 billion, which represented our 15th consecutive annual increase in net revenues.

•       Core net income, which excludes expenses associated with the modification of the Company's deferred compensation plan and merger-related expenses, increased 65% to a record $124.8 million, or $3.24 per diluted share.

•       Stockholder equity was $1.3 billion at year end 2010, resulting in a book value per share of $24.42 (as adjusted for the three for two stock split distributed on April 5, 2011 in the form of a fifty percent stock dividend).

•       Our Global Wealth Management segment, which consists of our Private Client Group and Stifel Bank & Trust, had record net revenues in 2010 of $843.3 million, a 42% increase from 2009.

•       Our Institutional Group segment had record net revenues in 2010 of $541.8 million, an increase of 10% from 2009.

•       For the year ended December 31, 2010, our stock price increased 5%.  Over five years, our stock price has achieved a compound annual growth rate of 20% as compared to compound annual increases of 2% for the S&P 500 Index and a decline of 9% for the AMEX Securities Broker-Dealer Index.

•       Our market capitalization increased 29% to $2.5 billion at December 31, 2010.

B.            The Company's ability to remain well capitalized, as evidenced by the following indicators:

•       Tier-one capital ratio was 29% at year end 2010, which is 6 times the required level.

•       Stifel, Nicolaus & Company, Incorporated, our broker-dealer, currently has a net capital ratio of 31%, which is 14 times the required level.

•       Total capital ratio was 3.2 to 1 at year end 2010, which means we had $1 of capital for every $3.20 of assets.

C.            Other factors, including the following:

•        We successfully completed the acquisition of Thomas Weisel Partners Group, Inc., which closed on July 1, 2010.

•        Stifel Bank's assets increased 55% to $1.8 billion at December 31, 2010.

•        We repurchased 2.0 million shares throughout the year at an average price of $46.53.

Based on the foregoing, the annual incentive compensation for 2010 performance payable in 2011 in cash, mandatory stock units, elective stock units and matched stock units for each of the named executive officers is set forth in the table below:

Name	Cash Bonus ($)	Mandatory Stock Units ($)	Elective Stock Units ($)	Annual Incentive Compensation ($)	Company Match Stock Units ($)	Total Incentive Compensation ($)
Ronald J. Kruszewski	3,000,000	1,000,000	-	4,000,000	250,000	4,250,000
James M. Zemlyak	1,190,000	425,000	85,000	1,700,000	127,500	1,827,500
Thomas P. Mulroy	1,875,000	625,000	-	2,500,000	156,250	2,656,250
Victor J. Nesi	2,450,000	650,000	-	3,100,000	162,500	3,262,500
Ben A. Plotkin	1,295,000	462,500	92,500	1,850,000	138,750	1,988,750

Form of Payment.  In order to increase share ownership and to encourage retention among our named executive officers, we have historically required, pursuant to the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan (the "SWAP"), that a portion of each named executive officer's annual incentive compensation be paid, on a mandatory basis, in stock units valued at the fair market value of our common stock on the date of payment of each year, typically in February.  For annual incentive compensation paid in 2010, we required that up to 15% of annual incentive compensation be paid in stock units.  Beginning in 2011, however, we increased the percentage of annual incentive compensation required to be paid in stock units to 25%.  Consequently, 25% of the annual incentive compensation paid to our named executive officers in February 2011 for 2010 performance was paid in stock units.

The stock units are issued under our 2001 Incentive Stock Plan (2008 Restatement), which was approved by our stockholders in 2008.  Historically, the stock units granted as part of annual incentive compensation vested ratably over a three-year period of continued employment after the grant; provided, however, such stock units vest immediately upon death or disability or, in the case of retirement, one year after the participant retires so long as the participant complies with certain non-competition and non-solicitation requirements.  Beginning in 2011, we modified the vesting schedule to require that stock units granted as part of annual incentive compensation vest ratably over a five-year period of continued employment after the grant.  Stock units continue to vest immediately, however, upon death or disability or, in case of retirement, one year after the participant retires so long as the participant complies with certain non-competition and non-solicitation requirements.

Further, in order to align the requirements for vesting under the SWAP with TWPG's deferred compensation plan, the SWAP was also amended so that forfeiture of stock units would not result from an event of termination, except termination for cause, provided that the participant does not compete or violate non-solicitation provisions during the remaining term of the award.  The amendments to the SWAP also add a discretionary early retirement feature for awards made after August 9, 2010.

Under the provisions of the amendments to the SWAP, future awards will continue to be subject to continued service and employment requirements, which is typically three to eight years; however, participants who wish to leave the Company and whose awards have not met the service requirements for vesting at that time, may request the approval of the applicable administrative committee to be allowed to retain those awards notwithstanding such participant's termination of employment so long as the termination is not for cause  Upon receipt of approval, the awards will continue to vest over the remaining service period provided that the participant executes a non-compete, non-solicitation agreement, which will be effective over the remaining term of the award.

In addition to the mandatory deferrals discussed above, the named executive officer may elect to defer a portion of his cash bonus into stock units as well.  The stock units that are electively deferred are immediately vested.  The Company will match 25% of the value of the mandatory and elective deferrals of each named executive officer by crediting the executive with additional stock units that vest on the fifth anniversary of payment.

Long-Term Incentive Awards

Long-term incentive award are intended to provide compensation opportunities for the named executive officers based upon the creation of stockholder value and an increase in our stock price.  Long-term incentive awards meet the requirements of Section 162(m) of the Internal Revenue Code, but the Committee uses negative discretion to subjectively set long-term incentive awards.  Long-term incentive stock unit were granted in 2010 based upon the achievement of a performance goal tied to the gross revenue of our Company for the 2009 fiscal year.  Any long-term incentive stock units granted in or before 2010 vest ratably over a five-year period.  However, the long-term incentive stock units granted in February 2011 vest ratably over a ten year period; provided however, that vesting will be accelerated if the Company achieves certain financial targets over the vesting period.  The stock units will also vest in the event of the retirement, death or disability of the executive officer.  The general policy of the Company is that vesting of stock units will not be accelerated in the event of a change in control of the Company; provided, however, that the Company has negotiated a few exceptions to this policy as set forth in the section entitled "Discussion of Post-Employment Payments" beginning on page 57.  This Committee determination was made in order to further incentivize our executives.

In making the determination as to the long-term incentive awards to be granted to the named executive officers in 2010, the Committee considered the factors identified above with respect to the annual incentive compensation determinations for the named executive officers (beginning on page 43) in light of the Company's efforts to provide a mix of cash and equity as well as short- and long-term compensation components designed to incent employees to remain with the Company.

The stock units awarded for 2010 performance granted in February 2011 were as follows:

Name	Dollar Value ($) of Award at February 14, 2011(1)
Ronald J. Kruszewski	3,000,000
James M. Zemlyak	1,500,000
Thomas P. Mulroy	1,500,000
Victor J. Nesi	1,500,000
Ben A. Plotkin	500,000

_________________________

(1)   These stock units will vest ratably over a ten year period; provided, however, that vesting will be accelerated if the Company achieves certain financial targets over the vesting period.

Perquisites and Other Personal Benefits

We provide executives with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain the best talent for key executive positions.  The Committee periodically reviews the dollar amount of perquisites provided and may make adjustments as it deems necessary.  Perquisites currently provided generally include an annual cash stipend for non-accountable expenses and personal and family travel.

Retirement Plans

We sponsor a profit sharing plan, the 401(k) Plan, in which all eligible employees, including the named executive officers may participate.  We match up to 50% of the first $2,000 of each employee's contribution to the 401(k) Plan.  In addition, employees, including the named executive officers, also participate in our employee stock ownership plan and trust.  Employee stock ownership contributions for a particular year are based upon each individual's calendar year earnings up to a maximum prescribed by the Internal Revenue Code.

Health and Welfare Plans

Full-time employees, including the named executive officers, participate in the same broad-based, market competitive health and welfare plans (including medical, prescription drug, dental, vision, life and disability insurance).  These benefits are available to the named executive officers on the same basis as they are made available to all other full-time employees.

Employee Ownership Guidelines

Since 1997, a major goal of the Company has been to increase the ownership of our common stock by its employees, including the named executive officers.  The primary vehicle utilized to achieve this goal has been the requirement for a portion of the annual incentive compensation to be paid in stock units.  This mandatory deferral is up to 25% of an employee's annual incentive compensation (25% for each named executive officer). In addition, an employee can electively defer up to 15% of his or her annual incentive compensation.  The maximum aggregate deferral for an employee, however, is 30% of his or her annual compensation.  This mandatory deferral and any elective deferral into stock units are matched at the rate of 25% of the stock units so deferred.

Unlike most stock ownership rules, we do not require our named executive officers to purchase shares to meet ownership guidelines.  Instead, our guidelines restrict future sale of shares if the result is that the named executive officer's ownership is below the required levels.  The level of a named executive officer's stock ownership as compared with the required guidelines will also be a factor that will be considered by the Committee in making compensation determinations.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer and the other most highly compensated executive officers of a public company will generally be non-deductible for federal income tax purposes, subject to certain exceptions.  The Committee intends to structure compensation arrangements in a manner that will avoid the deduction limitations imposed by Section 162(m) in appropriate circumstances.  However, the Committee believes that it is important and necessary that the Committee retain the right and flexibility to provide and revise compensation arrangements, such as base salary and cash bonus incentive opportunities, that may not qualify under Section 162(m) if, in the Committee's view, such arrangements are in our best interests and the best interests of our stockholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The responsibilities of the Compensation Committee are provided in its charter, which has been approved by our Board of Directors.  In fulfilling its oversight responsibilities with respect to the Compensation Discussion and Analysis included in this Report, the Compensation Committee, among other things, has:

o    reviewed and discussed the Compensation Discussion and Analysis with management; and

o    following such review, the Compensation Committee has recommended the inclusion of such Compensation Discussion and Analysis in this proxy statement.

Compensation Committee

James M. Oates, Chairman
Robert E. Lefton, Vice-Chairman
Bruce A. Beda
Charles A. Dill
Frederick O. Hanser

* * *

EXECUTIVE COMPENSATION IN THE LAST FISCAL YEAR

Summary Compensation Table

The following table presents summary information concerning compensation earned in the 2008, 2009 and 2010 fiscal years by our chief executive officer, our chief financial officer, and each of our three most highly compensated other executive officers for services rendered to us and our subsidiaries.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)(3)	All Other Compensation ($) (4)	Total ($)
Ronald J. Kruszewski Chairman, President and Chief Executive Officer of Stifel Financial Corp. and Stifel, Nicolaus & Company, Incorporated	2010 2009 2008	200,000 200,000 200,000	3,000,000 2,720,000 2,720,000	1,200,000 1,200,000 1,375,000	- 4,087 -	76,661 73,719 61,493	4,476,661 4,197,806 4,356,493

James M. Zemlyak
Senior Vice President, Chief Financial Officer and Treasurer of Stifel Financial Corp. and Executive Vice President and Chief Operating Officer of Stifel, Nicolaus & Company, Incorporated

	2010 2009 2008	175,000 175,000 175,000	1,190,000 1,168,750 962,500	357,813 615,625 596,875	- - 2,725	13,118 13,411 12,170	1,735,931 1,972,786 1,749,270
Thomas P. Mulroy Senior Vice President of Stifel Financial Corp. and Executive Vice President and Co-Director of the Institutional Group of Stifel, Nicolaus & Company, Incorporated	2010 2009 2008	250,000 250,000 250,000	1,875,000 1,470,000 1,400,000	1,087,500 900,000 681,250	- - -	12,023 12,236 12,170	3,224,523 2,632,236 2,343,420
Victor J. Nesi, Senior Vice President of Stifel Financial Corp. and Executive Vice President and Co-Director of the Institutional Group of Stifel, Nicolaus & Company, Incorporated (5)	2010 2009 2008	250,000 - -	2,450,000 - -	875,000 - -	- - -	12,023 - -	3,587,023 - -

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)(3)	All Other Compensation ($) (4)	Total ($)
Ben A. Plotkin Vice Chairman and Senior Vice President of Stifel Financial Corp. and Executive Vice President of Stifel, Nicolaus & Company, Incorporated	2010 2009 2008	250,000 250,000 250,175	1,295,000 1,572,500 420,000	596,875 325,000 568,750	- - -	12,956 13,701 12,170	2,154,831 2,161,201 1,251,095

__________________________

(1) Represents the cash bonuses paid to each named executive officer.

(2) The stock award values represent the aggregate grant date fair value during the fiscal years ended December 31, 2010, December 31, 2009, and December 31, 2008, determined in accordance with FASB ASC Topic 718.  These figures include amounts related to restricted stock units granted under our 2001 Incentive Stock Plan (2008 Restatement), discussed in further detail under the "Compensation Discussion and Analysis" section, including units granted as long-term incentive awards and to match mandatory and elective deferrals.  The restricted stock units are valued at the closing price of our common stock on the date of grant.

(3) The option award values represent the aggregate grant date fair values for the fiscal years ended December 31, 2010, December 31, 2009, and December 31, 2008, determined in accordance with FASB ASC Topic 718.  These figures include amounts related to unvested stock option grants awarded in 1999-2004 under our 2001 Incentive Stock Plan (2008 Restatement), discussed in further detail in the "Compensation Discussion and Analysis" section of this proxy statement.  For further information, please see Note 21 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(4) All Other Compensation for 2010 includes the following aggregate perquisites:

Name	Non-Accountable Expense Allowance ($)	Contribution to Employee Stock Ownership Plan ($)	Contribution to Profit Sharing 401(k) Plan ($)	Personal and Family Transportation ($)	Medical Reimbursement ($)	Life Insurance ($)	Total Benefits ($)
Ronald J. Kruszewski	25,000	1,023	1,000	44,610 (y)	1,512	3,516	76,661
James M. Zemlyak	10,000	1,023	1,000	1,095 (x)	-	-	13,118
Thomas P. Mulroy	10,000	1,023	1,000	-	-	-	12,023
Victor J. Nesi	10,000	1,023	1,000	-	-	-	12,023

Name	Non-Accountable Expense Allowance ($)	Contribution to Employee Stock Ownership Plan ($)	Contribution to Profit Sharing 401(k) Plan ($)	Personal and Family Transportation ($)	Medical Reimbursement ($)	Life Insurance ($)	Total Benefits ($)
Ben A. Plotkin	10,000	1,023	1,000	933 (z)	-	-	12,956

__________________________

(y)  Reflects personal use of Company-owned aircraft.  The value was calculated for 2010 based on the incremental cost of personal travel, including: landing, parking and flight planning expenses; crew travel expenses; supplies and catering; aircraft fuel and oil expenses per hour of flight; maintenance, parts and external labor per hour of flight; and customs, foreign permits and similar fees; but does not include the fixed costs of owning or operating the aircraft.

(z)  Consists of the incremental cost of spousal travel, meals, and other related amenities when the spouse accompanied the named executive officer on Company or industry-related events.

(5) Mr. Nesi joined the Company in July 2009.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards earned during the fiscal year ended December 31, 2010 for the named executive officers. The share information set forth in the table and the corresponding footnotes has been adjusted as a result of the Company's fifty percent (50%) stock dividend in the form of a three-for-two stock split, distributed on April 5, 2011 to stockholders of record on March 22, 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald J. Kruszewski		-	-	-	-	-	-	36,051	-	-	1,200,000
James M. Zemlyak		-	-	-	-	-	-	10,748	-	-	357,813
Thomas P. Mulroy		-	-	-	-	-	-	32,668	-	-	1,087,500
Victor J. Nesi		-	-	-	-	-	-	26,287	-	-	875,000
Ben A. Plotkin		-	-	-	-	-	-	17,930	-	-	596,875

__________________________

(1)  Represents the total number of stock units allocated to each named executive officer during the 2010 fiscal year.  The stock units granted were part of the named executive officers' annual and long-term incentive compensation, see pages 42 through 47 above.  The components of the total stock unit awards and associated fair values are set forth below.

Stock Unit Awards and Grant Date Fair Value under FASB ASC Topic 718
Name	Asset Category	Units (#)	Grant Date Fair Value ($)
Ronald J. Kruszewski	Mandatory Deferral	14,420	480,000
	Company Match	3,605	120,000
	Long Term Incentive	18,026	600,000
	Total	36,051	1,200,000
James M. Zemlyak	Mandatory Deferral	6,195	206,250
	Company Match	1,548	51,563
	Long Term Incentive	3,005	100,000
	Total	10,748	357,813
Thomas P. Mulroy	Mandatory Deferral	9,462	315,000
	Elective Deferral	9,462	315,000
	Company Match	4,732	157,500
	Long Term Incentive	9,012	300,000
	Total	32,668	1,087,500
Victor J. Nesi	Mandatory Deferral	4,506	150,000
	Elective Deferral	4,506	150,000
	Company Match	2,254	75,000
	Long Term Incentive	15,021	500,000
	Total	26,287	875,000
Ben A. Plotkin	Mandatory Deferral	8,336	277,500
	Elective Deferral	2,083	69,375
	Company Match	7,511	250,000
	Total	17,930	596,875

(2)  The grant date fair values are calculated in accordance with FASB ASC Topic 718.

Additional Information About the Compensation Paid to the Named Executive Officers in 2010

We entered into an employment agreement with Ronald J. Kruszewski as of September 25, 1997.  Under the employment agreement, Mr. Kruszewski receives an annual salary of at least $200,000 and he is eligible to participate in the executive bonus pool and in all other employee benefits we provide to senior executive officers.

We entered into an employment agreement with James M. Zemlyak on February 1, 1999, which provides for the employment of Mr. Zemlyak at a base salary of at least $175,000 per annum and he is eligible to participate in all other employee benefits we provide to senior executive officers.

We entered into an employment agreement with Thomas P. Mulroy on August 16, 2005 which provides for his employment at a base salary of at least $250,000 per annum and he is eligible to participate in all other employee benefits we provide to senior executive officers.

We entered into an employment agreement with Victor J. Nesi on June 25, 2009, which provides for his employment at a base salary of at least $250,000 per annum and he is eligible to participate in all other employee benefits we provide to senior executive officers.

Pursuant to the SWAP, participants in the plan receive and are required to defer a portion of their annual incentive compensation.  For incentive compensation received in 2010, the mandatory deferral is up to 15% of each participant's annual incentive compensation.  In addition, each participant can electively defer up to an additional 15% of their annual compensation.  The maximum amount of incentive compensation earned during a year that can be issued in stock units is 30%.  This mandatory deferral and any elective deferral into stock units are matched at the rate of 25% of the stock units to be deferred.  All stock units are issued to participants based upon the fair market value of our common stock on the date of issuance.  Stock units received on a mandatory basis or pursuant to the 25% match in 2010 vest ratably over a three-year period of continued employment following the date of issuance.  Vesting based on continued employment may be eliminated, however, upon a termination without cause if the holder of the award refrains from engaging in a competitive activity or a soliciting activity prior to the relevant vesting date of such award.  Stock units that the participant elects to receive are fully vested on the date of issuance. For additional information on modifications to the SWAP effective for any deferrals made after August 9, 2010, see the section entitled "Annual Incentive Compensation" beginning on page 42.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the number of exercisable and unexercisable stock options and stock awards at December 31, 2010 held by the individuals named in the Summary Compensation Table.   The information set forth in the table and the corresponding footnotes has been adjusted as a result of the Company's fifty percent (50%) stock dividend in the form of a three-for-two stock split, distributed on April 5, 2011 to stockholders of record on March 22, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) UnExercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date(2)	Number of Stock Units That Have Not Vested (#)(3)	Market Value of Stock Units That Have Not Vested ($)(4)
Ronald J. Kruszewski	119,999	-	-	$3.47	1/2/2012	178,581	7,386,111
	90,000	-	-	$3.86	2/10/2013	-	-
James M. Zemlyak	60,000	-	-	$3.47	1/2/2012	48,831	2,019,650
	60,000	-	-	$3.86	2/10/2013	-	-
Thomas P. Mulroy	-	-	-	-	-	53,909	2,229,676
Victor J. Nesi	-	-	-	-	-	151,058	6,247,759
Ben A. Plotkin	-	-	-	-	-	40,368	1,669,620

__________________________

(1)The option exercise price is the market price on the day of grant, adjusted for the above referenced three-for-two stock split.

(2)  The options expire 10 years after the date of grant.

(3)  These units vest over a three to five year period.  In addition to the amounts listed, as of December 31, 2010, based on our common stock closing stock price at year-end of $41.36, adjusted for the above referenced three-for-two stock split, Mr. Kruszewski held 214,179 units, which were fully vested and were valued at $8,858,443; Mr. Zemlyak held 48,974 units, which were fully vested and were valued at $2,025,565; Mr. Mulroy held 52,241 units, which were fully vested and were valued at $2,160,688; Mr. Nesi held 18,561 units, which were fully vested and were valued at $767,683; and Mr. Plotkin held 21,146 units, which were fully vested and were valued at 874,599.

(4)  Based on the closing price of $41.36 per share of our common stock on December 31, 2010,  adjusted for the above referenced three-for-two stock split.

Options Exercised and Stock Units Converted

The following table sets forth information concerning amounts received or realized upon exercise of options or similar instruments, and the vesting of stock or similar instruments, by the named executive officers as of December 31, 2010.   The information set forth in the table and the corresponding footnote has been adjusted as a result of the Company's fifty percent (50%) stock dividend in the form of a three-for-two stock split, distributed on April 5, 2011 to stockholders of record on March 22, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting/Conversion (#)	Value Realized on Vesting/Conversion ($)(1)
Ronald J. Kruszewski	41,249	1,559,193	76,880	2,813,277
James M. Zemlyak	71,999	2,552,377	19,868	727,018
Thomas P. Mulroy	-	-	9,441	345,478
Victor J. Nesi	-	-	6,668	243,986
Ben A. Plotkin	-	-	13,188	390,795

______________________

(1)  Executives are given the option to surrender shares of Company common stock to pay option exercise prices.  With respect to stock awards, these figures represent the dollar value of gross units converted into our common stock by the named executive officers.  Executives realize ordinary income and have a resulting tax liability equal to the current market price value of the shares received when vested stock units are converted into common stock.  As a result, executives are given the ability to surrender shares in order to pay tax liabilities.  During 2010, Messrs. Kruszewski and Zemlyak surrendered 2,432 shares and 3,126 respectively, as payment for option exercise prices and tax liabilities.  Shares surrendered are valued at fair market value on the date of exercise or date of conversion.

Post-Retirement Benefits

Nonqualified Deferred Compensation.  The following table sets forth information concerning contributions, earnings, and balances under nonqualified deferred contribution plans for the named executive officers:

Name	Aggregate Balance at Beginning of Year ($)	Executive Contribution in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Ronald J. Kruszewski	17,123,914	480,000	719,991	733,926	(2,813,277)	16,244,554
James M. Zemlyak	4,222,805	206,250	151,538	191,619	(727,018)	4,045,194
Thomas P. Mulroy	3,274,906	630,000	457,458	373,437	(345,478)	4,390,323
Victor J. Nesi	5,924,000	300,000	574,994	460,413	(243,986)	7,015,421
Ben A. Plotkin	2,242,175	277,500	319,303	95,936	(390,716)	2,544,198

______________________

(1) The amounts listed in this column are included within the "Stock Awards" column of the Company's Summary Compensation Table for each named executive officer.

(2) The Company's matching contribution to the named executive officers was awarded in the form of Company common stock, the value of which has been included within the "Stock Awards" column of the Company's Summary Compensation Table for each named executive officer.

(3) The earnings listed in this column have not been included in the Company's Summary Compensation Table because these earnings were not above-market.

(4) Amounts reported in this column for each named executive officer include the amounts of bonus and Company's matching contributions from prior years that were reported in the Company's Summary Compensation Table for those years. For the value of the unvested stock units, refer to the Outstanding Equity Awards table (see pages 54 and 55).

In 2010, as provided above, our executives were required to defer 15% of their bonuses pursuant to the SWAP.  In addition, each executive can elect to defer up to an additional 15% percent of his bonus.  Our Company matched 25% of the combined value of the mandatory and elective deferrals by each executive, the value of which is presented above for the last fiscal year.

Discussion of Post-Employment Payments

Annual and Long-Term Incentive Awards.  The annual and long-term incentive awards made to the named executive officers vest upon the death, disability or retirement of the executive officer.  Additionally, pursuant to Mr. Mulroy's employment agreement, which is described below, any stock awarded to Mr. Mulroy pursuant to an award agreement provides for full vesting upon a change in control of our Company.  Further, Mr. Nesi's employment agreement, which is also described below, provides for full vesting upon a change in control of our Company of the unvested portion of the restricted stock units initially granted to him when he joined the Company.  Assuming any of these events had occurred at December 31, 2010, the named executive officer would have received full vesting of some or all of their outstanding units and these units would have been converted into common stock as set forth in the following table. The information set forth in the table and the corresponding footnote has been adjusted as a result of the Company's fifty percent (50%) stock dividend in the form of a three-for-two stock split, distributed on April 5, 2011 to stockholders of record on March 22, 2011.

Name	Number of Shares Acquired if Vesting upon a Change in Control (#)	Value Realized if Vesting upon a Change in Control ($) (1)	Number of Shares Acquired if Vesting upon Death, Disability or Retirement (#)	Value Realized if Vesting upon Death, Disability or Retirement ($)(1)
Ronald J. Kruszewski	-	-	178,581	7,386,110
James M. Zemlyak	-	-	48,831	2,019,650
Thomas P. Mulroy	53,909	2,229,676	53,909	2,229,676
Victor J. Nesi	35,527	1,469,397	151,058	6,247,759
Ben A. Plotkin	-	-	40,368	1,669,620

__________________________

 (1) Based on a closing stock price at December 31, 2010 of our common stock of $41.36, adjusted for the above referenced three-for-two stock split.

The stock units granted to the named executive officers are subject to forfeiture prior to vesting if the named executive officer is terminated for cause, as set forth in more detail in the SWAP.

Certain Employment Agreement Provisions.

Agreement with Thomas P. Mulroy:  Mr. Mulroy is subject to non-compete, non-solicit,  and confidentiality provisions pursuant to a merger related employment agreement dated August 16, 2005 entered into by the Company with Mr. Mulroy in connection with the Company's acquisition of Legg Mason Capital Markets Group in December 2005.  Mr. Mulroy's agreement provides that, during the time of his employment with our Company, he cannot directly or indirectly compete, assist in or provide financial resources to any activity which competes with our Company in the financial services industry.  Mr. Mulroy employment agreement provides that during his employment with the Company and for a period six months thereafter, he is prohibited from soliciting any person who is or was a Stifel employee or a third party consultant or advisor during the preceding six months to be employed by or perform services for another party in any capacity, and from interfering with any contractual relationship that Stifel may have with any such party.  The agreement also prohibits Mr. Mulroy from disclosing any non-public information learned or obtained during the period of their employment with the Company.

In addition to the above, pursuant Mr. Mulroy's employment agreement, in the event of his death or physical disability, Mr. Mulroy or his estate shall receive regular compensation and benefits from our Company through the end of the month in which the death or disability occurred, as well as any applicable bonus or other benefits to which the applicable executive was entitled.  For these purposes, the employment agreement defines physical disability as "by reason of physical condition, the employee has been or shall be unable to perform a material portion of the services required for a continuous ninety (90) day period (successive periods of disability not separated by a two week disability-free period shall be deemed for this purpose to constitute, in the aggregate, a continuous period of disability)."  In addition, the then-current year's stock units and any "matching" stock awarded to Mr. Mulroy shall fully vest in the event of such death or physical disability.

In the event of a change in control of our Company, any stock awarded to Mr. Mulroy pursuant to an award agreement shall fully vest (see above table).

Agreement with Victor J. Nesi:  Mr. Nesi is subject to non-solicit and confidentiality provisions pursuant to an employment agreement with the Company dated June 25, 2009.  Mr. Nesi's agreement provides that, for a period of nine months from the date that Mr. Nesi gives  notice of his intent to resign from his employment, he is prohibited from soliciting any person who is or was a Stifel employee or a third party consultant or advisor during the preceding six months from the date of Mr. Nesi's termination of employment to be employed by or perform services for another party in any capacity, and from interfering with any contractual or client relationship that Stifel may have with any such party.  The agreement also prohibits Mr. Nesi from disclosing any non-public information learned or obtained during the period of their employment with the Company.

The agreement also provides that any unvested portion of restricted stock units granted to Mr. Nesi in connection with his initial employment with the Company shall immediately vest and be distributed in the event of his death, disability, involuntary termination of employment in accordance with the SWAP, change in control, a termination of employment for any reason  other than a "good cause event" or resignation for "good reason."  A "good cause event" includes (i) a good faith determination by the Board that a fraud, misappropriation, embezzlement or theft against the Company has occurred, (ii) a felony conviction, or (iii) a good faith determination by the Board that the executive was grossly negligent in carrying out, or unreasonably refused to carry out, his employment duties.  "Good reason" is defined as (i) the assignment of duties inconsistent in any material respect with the executive's current status, offices, titles and reporting requirements, authority, duties or responsibilities or a material diminution in the same, (ii) any failure by the Company to provide compensation and benefits to which the executive is entitled under any agreement or benefit plan or compensation practices generally applicable to senior executives, or (iii) the Company requires the executive to be based in a location that is more than 50 miles from New York, New York.

PROPOSAL II - APPROVAL OF STIFEL FINANCIAL CORPORATION 2001 INCENTIVE STOCK PLAN (2011 RESTATEMENT)

At the annual meeting, our stockholders will be asked to approve an amendment and restatement to our 2001 Incentive Stock Plan, previously approved by our stockholders in 2000 and as amended in 2005 and 2008, including an amendment to increase the number of shares available for issuance under the plan.  As of April 6, 2011, there were 3,758,804 remaining shares available for general issuance under the 2001 Incentive Stock Plan (prior to the effectiveness of the amendments being requested hereto if approved by our stockholders) and no shares remaining available for issuance under the automatic increase provision of the plan, which shares were limited to be issued as Stock Units (as defined below) in lieu of cash compensation that would otherwise have been paid currently to the participant where the value of the shares of common stock underlying such Stock Units, determined as of the date of grant, did not exceed the amount of such cash by more than 25%.

Since 2008, the Company has increased its number of employees by 46%.  As a result of this growth and to allow us the ability to grant incentive awards as part of a competitive compensation program, the Board of Directors believes that it is necessary to increase the number of shares available under this plan to ensure that there are sufficient shares to issue awards to attract,  incent and retain the Company's employees.  The Compensation Committee believes that the granting of  equity awards to new hires and executives has been an effective compensation tool.

On April 13, 2011, the Board of Directors adopted, subject to the approval of the stockholders of the Company, the 2001 Incentive Stock Plan (2011 Restatement) (the "Amended Incentive Stock Plan").

The Board of Directors believes that the Amended Incentive Stock Plan will advance the interests of the Company and the stockholders by encouraging key employees of the Company and its subsidiaries to acquire shares of our common stock or to receive monetary payments based on the value of our common stock or based upon achieving certain goals that are mutually advantageous to the Company and its stockholders, on the one hand, and the participating employees, on the other.

Description of the Amended Incentive Stock Plan

The complete text of the Amended Incentive Stock Plan is set forth in Annex A to this proxy statement.  The following summary of the Amended Incentive Stock Plan is subject to the provisions contained in the complete text.

Shares Reserved under the Plan

The total number of shares of common stock reserved for issuance under the Amended Incentive Plan is 20,625,000 (including 14,625,000 shares previously authorized (adjusted for stock dividends to date)), an increase of 6,000,000 shares under the current amendment.  These shares may be authorized but unissued or treasury shares including shares reacquired by the Company through open market purchases or in private transactions.  The number of shares authorized for issuance under the Amended Incentive Stock Plan is subject to adjustment in the event of any change in the outstanding shares of common stock by reason of a stock dividend or stock split or resulting from a reorganization, sale, merger or similar such transaction.  In addition to the 20,625,000 shares of common stock, which may be generally awarded under the Amended

Incentive Stock Plan, for each calendar year in the seven-year period commencing January 1, 2012, the number of shares reserved for issuance under the plan shall automatically increase by an additional 1,125,000 shares; provided that, such additional shares may be applied only for the grant of Stock Units pursuant to the plan in lieu of cash compensation that would otherwise have been paid currently to the participant where the value of the shares of common stock underlying such Stock Units, determined as of the date of grant, does not exceed the amount of such cash by more than 25%.

Administration

The plan will be administered by either the Board of Directors or the Compensation Committee (the "Administrator").  The Administrator, or any member of the Compensation Committee upon a specific recommendation from the Executive Committee of Stifel, Nicolaus & Company, Incorporated, is authorized to determine the individuals to whom the benefits will be granted, the type and amount of such benefits and the terms and conditions of the benefit grants.  The Administrator shall have the exclusive authority to interpret and administer the plan, to establish rules relating to the Amended Incentive Stock Plan, to delegate some or all of its authority under the Amended Incentive Stock Plan and to take such other steps and make such other determinations as it may deem necessary or advisable.

Eligibility and Description of Awards

Under the terms of the Amended Incentive Stock Plan, employees of the Company and its subsidiaries as determined in the sole discretion of the Administrator will be eligible to receive (a) stock appreciation rights ("SARs"), (b) restricted shares of common stock ("Restricted Stock"), (c) performance awards ("Performance Awards"), (d) stock options ("Stock Options") exercisable into shares of common stock which may or may not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (options so qualifying are hereinafter referred to as "Incentive Stock Options") and (e) stock units ("Stock Units").

Stock Appreciation Rights

The Administrator may grant SARs giving the holder thereof a right to receive, at the time of surrender, a payment equal to the difference between the fair market value of such stock on the date of surrender of the SAR and the exercise price of the SAR established by the Administrator at the time of grant, subject to any limitation imposed by the Administrator in its sole discretion.  In the Administrator's discretion, the value of a SAR may be paid in cash or common stock, or a combination thereof.  A SAR may be granted either independent of, or in conjunction with, any Stock Option.  If granted in conjunction with a Stock Option, at the discretion of the Administrator, a SAR may either be surrendered (a) in lieu of the exercise of such Stock Option, (b) in conjunction with the exercise of such Stock Option, or (c) upon expiration of such Stock Option.  The term of any SAR shall be established by the Administrator, but in no event shall a SAR be exercisable after ten years from the date of grant.

Restricted Stock

The Administrator may issue shares of common stock either as a stock bonus or at a purchase price of less than fair market value, subject to the restrictions or conditions specified by the Administrator at the time of grant.  During the period of restriction, holders of Restricted Stock shall be entitled to receive all dividends and other distributions made in respect of such stock and to vote such stock without limitation.

Performance Awards

The Administrator may grant Performance Awards consisting of shares of our common stock, monetary units payable in cash or a combination thereof.  These grants would result in the issuance, without payment therefor, of common stock or the payment of cash upon the achievement of certain pre-established performance goals established by the Administrator over a period of time not to exceed five years.  Performance goals may include return on average total capital employed, earnings per share or increases in share price.  The participating employee will have no right to receive dividends on or to vote any shares subject to Performance Awards until the goals are achieved and the shares are issued.

Stock Options

Stock Options granted under the Amended Incentive Stock Plan shall entitle the holder to purchase our common stock at a purchase price established by the Administrator, which price shall not be less than the fair market value of our common stock on the date of grant in the case of Incentive Stock Options and at any price determined by the Administrator in the case of all other options.  The Administrator shall determine the term of such Stock Options and the times at, and conditions under which, such Stock Options will become exercisable.  Stock Options will generally not be exercisable after ten years from the date of the grant.

There is no maximum or minimum number of shares for which a Stock Option may be granted; however, for any employee, the aggregate fair market value of common stock subject to qualifying Incentive Stock Options that are exercisable for the first time in any calendar year of the Company may not exceed $100,000 under all options plans.

Stock Units

The Administrator may issue Stock Units representing the right to receive shares of our common stock at a designated time in the future, subject to the terms and conditions as established by the Administrator in its sole discretion. A holder of Stock Units generally does not have the rights of a stockholder until receipt of the common stock, but, in the Administrator's sole discretion, may receive payments in cash or adjustments in the number of Stock Units equivalent to the dividends the holder would have received if the holder had been the owner of shares of common stock instead of Stock Units.

Change in Control

In the event of a "Change in Control" (as defined in the Amended Incentive Stock Plan) of the Company, the vesting of all outstanding SARS, shares of Restricted Stock, Stock Options and Stock Units shall be accelerated only to the extent set forth in the applicable agreement established by the Administrator.

Duration and Termination of Plan

No awards shall be granted after April 28, 2018.  The Board may terminate the Amended Incentive Stock Plan at any time and from time to time may amend or modify the Amended Incentive Stock Plan; provided, however, that no such action of the Board may, without the approval of the stockholders of the Company: (a) increase the total amount of stock or the amount or type of benefit that may be issued under the Amended Incentive Stock Plan; and (b) modify the requirements as to eligibility for benefits.  Additionally, the Board may not reduce the amount of any existing benefit or change the terms or conditions thereof without the participating employee's consent.  Finally, the Board may not, without the approval of the stockholders, effect a "repricing" (as defined in the Amended Incentive Stock Plan) of any stock options or other benefits granted under the terms of the Amended Incentive Stock Plan.

Federal Income Tax Consequences

No income will be realized by a participating employee on the grant of an Incentive Stock Option or a Stock Option which is not an incentive stock option ("non-qualified option"), the grant of a SAR, the award of Restricted Stock or the award of Stock Units, and the Company will not be entitled to a deduction at such time.  If a holder exercises an Incentive Stock Option and does not dispose of the shares acquired within two years from the date of the grant, or within one year from the date of exercise of the option, no income will be realized by the holder at the time of exercise.  The Company will not be entitled to a deduction by reason of the exercise. If a holder disposes of the shares acquired pursuant to an Incentive Stock Option within two years from the date of grant of the option or within one year from the date of exercise of the option, the holder will realize ordinary income at the time of disposition equal to the excess, if any, of the lesser of (a) the amount realized on the disposition or (b) the fair market value of the shares on the date of exercise, over the holder's basis in the shares.  The Company generally will be entitled to a deduction in an amount equal to such income in the year of the disqualifying disposition.

Upon the exercise of a non-qualified Stock Option or the surrender of a SAR, the excess, if any, of the fair market value of the stock on the date of exercise over the purchase price or base price, as the case may be, is ordinary income to the holder as of the date of exercise.  The Company generally will be entitled to a deduction equal to such excess amount in the year of exercise.

Subject to a voluntary election by the holder under Section 83(b) of the Internal Revenue Code of 1986, a holder will realize income as a result of the award of Restricted Stock at the time the restrictions expire on such shares.  An election pursuant to Section 83(b) of the Code would have the effect of causing the holder to realize income in the year in which such award was granted. The amount of income realized will be the difference between the fair market value of the shares on the date such restrictions expire (or on the date of issuance of the shares, in the event of a Section 83(b) election) over the purchase price, if any, of such shares.  The Company generally will be entitled to a deduction equal to the income realized in the year in which the holder is required to report such income.

An employee will realize income as a result of a Performance Award at the time the award is issued or paid.  The amount of income realized by the participant will be equal to the fair market value of the shares on the date of issuance, in the case of a stock award, and to the amount of the cash paid, in the event of a cash award.  The Company will be entitled to a corresponding deduction equal to the income realized in the year of such issuance or payment.

An employee will realize income as a result of an award of Stock Units at the time shares of common stock are issued in an amount equal to the fair market value of such shares at that time. The Company will be entitled to a corresponding deduction equal to the income realized in the year of such issuance.

As to the participating employee, acceleration of income, additional taxes and interest apply to nonqualified deferred compensation that is not exempt from, or compliant with, Section 409A of the Internal Revenue Code. It is intended that awards granted under the Amended Incentive Stock Plan will be exempt from, or compliant with, Section 409A and any regulations or guidance that may be adopted thereunder from time to time.

Vote Required to Approve the 2001 Incentive Stock Plan (2011 Restatement)

The affirmative vote of a majority of the votes present at the meeting in person or by proxy is required to approve the 2001 Incentive Stock Plan (2011 Restatement); provided that the number of votes cast on the proposal constitutes more than 50% of the shares entitled to vote on the proposal.

We recommend a vote "FOR" the approval of the Stifel Financial Corp. 2001 Incentive Stock Plan (2011 Restatement).

PROPOSAL III - ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are seeking an advisory vote from our stockholders to approve the compensation of our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including in the Compensation and Discussion Analysis section ("CD&A"), compensation tables and accompanying narrative disclosures).  Item 402 of Regulation S-K is the SEC regulation that sets forth what companies must include in their CD&A and compensation tables.  The Compensation Committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

As discussed in the CD&A, our Compensation Committee has adopted an executive compensation system that is designed to reward superior corporate performance annually and over the long term, as measured by increasing stockholder value.

You have the opportunity to vote "FOR," "AGAINST" or "ABSTAIN" on the following advisory resolution relating to compensation of our named executive officers.

"Resolved, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement, is hereby approved."

In deciding how to vote on this proposal, you are encouraged to consider the description of the Compensation Committee's executive compensation philosophy and its decisions in the CD&A section of this proxy statement, as well as the following items:

•	The base salaries of our named executive officers are low relative to peer executives at competitive companies and are not increased from year to year.

•

We believe in pay-for-performance.  A large portion of our compensation program, which is also designed to assure that our executive officer's establish and maintain a significant amount of stock ownership in the Company over time, is equity based.  We believe meaningful stock ownership in the Company by our executives aligns the interests of our management with those of our stockholders and incentivizes our executive officers to focus on the creation of stockholder value.  As shown in the table below, the total compensation for the named executive officers that was equity based ranged from 21% to 34%.

Named Executive Officer	2010 Equity-Based Compensation	2010 Total Compensation	Percentage of 2010 Total Compensation Attributable to Equity
Ronald J. Kruszewski	$ 1,200,000	$ 4,476,661	27%
James M. Zemlyak	$ 357,813	$ 1,735,931	21%
Thomas P. Mulroy	$ 1,087,500	$ 3,224,523	34%
Victor J. Nesi	$ 875,000	$ 3,587,023	24%
Ben A. Plotkin	$ 596,875	$ 2,154,831	28%

•

Our Compensation Committee, which consists of all independent directors, utilizes complete discretion in setting incentive compensation for the named executive officers.  No Company or individual performance targets or other quantitative formulas are utilized by the Compensation Committee in the setting of awards.  Instead, the Compensation Committee reviews Company performance and the individual performance evaluations after the fact in order to determine incentive compensation.

•	None of the employment agreements with our executive officers contain provisions providing for payment upon a change in control, other than vesting of previously granted equity awards.
•	For 2010, net revenues increased 27% compared to 2009 to $1.4 billion, which represented our 15th consecutive annual increase in net revenues.
•

Core net income, which excludes expenses associated with the modification of the Company's deferred compensation plan and merger-related expenses, increased 65% to a record $124.8 million, or $3.24 per diluted share.

•	Our market capitalization increased 29% to $2.5 billion at December 31, 2010.
•	We successfully completed the acquisition of Thomas Weisel Partners Group, Inc., which closed on July 1, 2010.

For all of these reasons, we believe our executive compensation program is well-designed, appropriately aligns executive pay with Company performance, and attracts, motivates and retains individuals whose interests are aligned with those of our stockholders.

Vote required with respect to the approval of the advisory resolution relating to executive compensation

The affirmative vote of a majority of the votes present at the meeting in person or by proxy is required for approval of the advisory resolution relating to executive compensation.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices as described in this proxy statement.

We recommend that you vote "FOR" approval of the advisory resolution on executive compensation.

PROPOSAL IV - ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

We are seeking a vote, on an advisory basis, from our stockholders as to whether an advisory vote on executive compensation should occur every one, two or three years.

After careful consideration of this agenda item, the Board has determined that an advisory vote on executive compensation every three years is the best approach for the Company, based on a number of considerations, including the following:

•

Company performance should be evaluated by stockholders using a long-term approach.  Our compensation program emphasizes long-term goals and our Compensation Committee, in considering executive performance, gives significant weight to long-term results, including growth and business trends.  For example, a large portion of our executive's compensation is in the form of long-term equity awards that vest in three to five year cycles.

•	An annual advisory vote may lead to an over-emphasis on short-term developments, good and bad, that does not encourage the stockholders to engage in the long-term analysis that we believe appropriate.
•	The Board believes that a three-year advisory vote schedule permits stockholders sufficient time to review and draw conclusions on significant executive compensation issues and performance trends.
•	A three-year schedule would provide investors sufficient time to evaluate the effectiveness of both short- and long-term compensation strategies and related business outcomes of the Company.
•

Stockholders have the opportunity, and have taken the opportunity, to communicate with us throughout the year on their concerns, including concerns regarding executive compensation. We will continue to offer our stockholders that opportunity. The formality of a vote on our compensation practices every year should not be necessary.

While the results of voting on this item are advisory, the Board values the opinions of our stockholders and will take the results of the vote into account when determining the frequency of an advisory vote on executive compensation.

Vote required to provide a recommendation as to the frequency of future advisory votes on executive compensation

The alternative on the frequency of future advisory votes on executive compensation that receives the greatest number of votes (every one, two or three years) will be considered our stockholders' recommendation on the frequency issue.

You may cast your vote by specifying one of following four options: "Every One Year," "Every Two Years," "Every Three Years" or "Abstain."  You are not voting to approve or disapprove the Board's recommendation.

The Board of Directors recommends stockholders vote EVERY THREE YEARS on the advisory vote on the frequency of future advisory votes on executive compensation.

PROPOSAL V - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee approved on February 7, 2011 the re-appointment of Ernst & Young LLP ("E&Y") as the Company's independent registered accounting firm for the year ending December 31, 2011.  In deciding to select E&Y, the Audit Committee reviewed auditor independence issues and existing commercial relationships with E&Y and concluded that E&Y has no commercial relationship with the Company that would impair its independence.

Proposal V requests ratification of the Audit Committee's appointment of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2011.  Although advisory only because the Audit Committee is required under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC to have the responsibility for the appointment of our independent registered public accounting firm, this proposal is put before you in order to seek your views on this important corporate matter.  If you do not ratify the appointment, the Audit Committee will take the matter under advisement. A resolution will be presented at the meeting to ratify the appointment of E&Y.

The following table sets forth the aggregate fees for professional audit services rendered by E&Y, our current independent registered public accounting firm, for the audit of our annual financial statements, and fees for other services rendered by E&Y for the fiscal years ended December 31, 2010 and 2009:

	Fiscal Year Ended December 31,
Type of fee	2010	2009
Audit Fees (1)	$1,633,122	$ 1,032,259
Audit-Related Fees (2)	212,000	__
Tax Fees (3)	276,210	206,611
All Other Fees (4)	13,670	5,595
Total	$2,135,002	$ 1,244,465

______________________

(1)

Audit Fees include fees for professional services rendered for the audits of our annual consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting, including associated out-of-pocket expenses, reviews of unaudited quarterly financial statements and services that are normally provided by independent auditors in connection with statutory and regulatory filings.

(2)

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Specifically, the services provided for 2010 included services relating to acquisition due diligence, security custody surprise audit count, and the issuance of an independent auditor's report on controls placed in operation and tests of operating effectiveness.

(3)

Tax Fees include fees for services principally related to the review of Company-prepared calculations, preparation of related federal and state tax returns, and acquisition-related tax research and consultation.

(4)	All Other Fees include an annual license fee for access to E&Y's web-based accounting research tool and investment banking accounting consultation.

Our Audit Committee has established a policy requiring the approval of all audit engagement fees and terms and the pre-approval of all non-audit services provided to us by our registered public accounting firm.  The policy prohibits the Audit Committee from delegating to management the Audit Committee's responsibility to pre-approve permitted services of our independent registered public accounting firm.

We have been advised that a representative of E&Y will be present at the meeting with an opportunity to make a statement if such representative desires and will be available to respond to questions of the stockholders.

Vote Required to Ratify the Appointment of E&Y as our independent registered public accounting firm for 2011

The affirmative vote of a majority of the votes present at the meeting in person or by proxy is required to ratify the appointment of E&Y as our independent registered public accounting firm for 2011.

We recommend a vote "FOR" ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  The Audit Committee operates pursuant to a written charter which was approved and adopted by the Board of Directors.  Our Board of Directors has determined that each of the members of the Audit Committee is independent within the meaning of the listing standards of the SEC and the NYSE.  Our independent registered public accounting firm for the year ended December 31, 2010, Ernst & Young LLP, was responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles in the United States of America.  Our Board of Directors has determined that Bruce A. Beda meets the SEC's requirements for and has designated him as, the "Audit Committee Financial Expert."  Mr. Beda and all other directors serving on the Audit Committee qualify as "independent" Audit Committee members, as defined by NYSE listing standards and SEC rules.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report on Form 10-K with management.  In connection with its review of our financial statements, the Audit Committee discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss their evaluations of our internal controls and the overall quality of our financial reporting.  The Audit Committee reviewed with the independent registered public accounting firm the acceptability of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including, but not limited to, those matters under Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards).  The Audit Committee has received from the independent registered public accounting firm the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).  In connection with this disclosure, the Audit Committee has discussed with the independent registered public accounting firm the accountants' independence from management and us, including matters in the written disclosures pursuant to Rule 3526 of the Public Company Accounting Oversight Board Communicating with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the accountants' independence. The Audit Committee also reviews the internal audit department's organization, responsibilities, budget and staffing.  The Audit Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope, identification of audit risks and the results of the audit examinations.

Management is responsible for our financial reporting process, including our system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States of America.  Our independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes.  It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures.  The members of the Audit Committee are not employees and may not be, and may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing.  Therefore, the Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in their report on our financial statements.  The Audit

Committee's oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee's considerations and discussions with management and the independent registered public accounting firm do not assure that our financial statements are presented in accordance with generally accepted accounting principles in the United States of America, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent registered public accounting firm is in fact "independent."

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Audit Committee
Bruce A. Beda, Chairman
John P. Dubinsky
Richard F. Ford
James M. Oates
Kelvin R. Westbrook

FUTURE STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement for the 2012 annual meeting of stockholders, the written proposal must be received at our principal executive offices on or before December 20, 2011.  The proposal should be addressed to Stifel Financial Corp., Attention: David M. Minnick, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102.  The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.  Upon receipt of any such proposal, we will determine whether to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

Any stockholder wishing to nominate a candidate for director at a stockholders' meeting must furnish certain information about the proposed nominee, including name, contact information, background, experience and other pertinent information on the proposed candidate.  We suggest that any nominees for director for the 2012 annual meeting of stockholders be submitted to us prior to January 31, 2012 to allow the Nominating/Corporate Governance Committee to consider the nominee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors, and persons who own more than 10 percent of our outstanding stock, file reports of ownership and changes in ownership with the SEC.  To our knowledge, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10 percent beneficial owners were complied with during the year ended December 31, 2010 except that each of Messrs. Brown, Grady and Irby III untimely reported his initial stock unit award on August 3, 2010 on a Form 3 filed on August 12, 2010.

HOUSEHOLDING OF MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements, annual reports and other deliverables with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders.  This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies.  We household our deliverables to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of distributed materials, or if you are receiving multiple copies of distributed materials and wish to receive only one, please contact us in writing or by telephone at Stifel Financial Corp., Attention: Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102, (314) 342-2000.  We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered.

OTHER MATTERS

Management knows of no business to be brought before the annual meeting of stockholders other than that set forth herein.  However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.  Even if you plan to attend the meeting in person, we urge you to promptly vote your shares over the Internet, by telephone or, if you requested printed copies of the proxy materials, you can vote by dating, signing and returning the proxy card in the postage-paid return envelope.  Your cooperation in giving this your prompt attention is appreciated.

MISCELLANEOUS

The Company will bear the cost of solicitation of proxies. Proxies will be solicited by mail, telephone, Internet or other electronic means.  They also may be solicited by officers and regular employees of us and our subsidiaries personally or by telephone, but such persons will not be specifically compensated for such services.  Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred in connection therewith.

By Order of the Board of Directors,

David M. Minnick, Corporate Secretary

April 18, 2011
St. Louis, Missouri

STIFEL FINANCIAL CORP.

2001 INCENTIVE STOCK PLAN

(2011 Restatement)

                Stifel Financial Corp. (the "Corporation") adopted the Stifel Financial Corp. 2001 Incentive Stock Plan (the "Plan") at its annual stockholder meeting in 2001.  The Plan was amended in 2005 and again in 2008, including to increase the number of shares available for issuance under the Plan.  The number of shares previously authorized was increased by a three for two stock split in June 2008 and again in March 2011.  The Corporation now wishes to amend and completely restate the Plan, including an amendment to increase the number of shares by 6,000,000.  The increase in the number of shares is contingent upon approval of the stockholders of the Corporation at its Annual Meeting of Stockholders on June 1, 2011.

                Now therefore, the Plan is hereby amended to read in its entirety as follows:

1.                   Purpose.  The purpose of the Stifel Financial Corp. 2001  Incentive Stock Plan, as amended (the "Plan")  is to encourage key employees of the Corporation and such subsidiaries of the Corporation as the Administrator designates, to acquire shares of common stock of the Corporation ("Common Stock") or to receive monetary payments based on the value of such stock or based upon achieving certain goals on a basis mutually advantageous to such employees and the Corporation and thus provide an incentive for employees to contribute to the success of the Corporation and align the interests of key employees with the interests of the stockholders of the Corporation.

2.                   Administration.  The Plan shall be administered by the Board of Directors of the Corporation or the Compensation Committee of the Board of Directors (the "Administrator").

                The authority to select persons eligible to participate in the Plan, to grant benefits in accordance with the Plan, and to establish the timing, pricing, amount and other terms and conditions of such grants (which need not be uniform with respect to the various participants or with respect to different grants to the same participant), may be exercised by the Administrator in its sole discretion, or by any member of the Compensation Committee of the Board of Directors upon a specific recommendation from the Executive Committee of Stifel, Nicolaus & Company, Incorporated.

                Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish appropriate rules relating to the Plan, to delegate some or all of its authority under the Plan and to take all such steps and make all such determinations in connection with the Plan and the benefits granted pursuant to the Plan as it may deem necessary or advisable.

                The Board of Directors in its discretion may delegate and assign specified duties and authority of the Administrator to any other committee and retain the other duties and authority of the Administrator to itself.  Also, the Board of Directors in its discretion may appoint a separate committee of outside directors to make awards that satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

3.                   Shares Reserved Under the Plan.  Subject to the provisions of Section 12 (relating to adjustment for changes in capital stock), the Plan shall reserve for issuance under the Plan an aggregate of

20,625,000 shares of Common Stock (including the 14,625,000 shares previously authorized), which may be authorized but unissued or treasury shares including shares reacquired by the Corporation such as shares purchased in the open market or in private transactions.  In addition to such 20,625,000 shares of Common Stock, which may be awarded pursuant to any of the types of benefits described in Section 5, for each calendar year in the seven-year period commencing January 1, 2012, the number of shares reserved for issuance under the Plan shall automatically increase by an additional 1,125,000 shares; provided that, such additional shares may be applied only for the grant of Stock Units awarded pursuant to the Plan in lieu of cash compensation that would otherwise have been paid currently to the participant where the value of the shares of Common Stock underlying such Stock Units, determined as of the date of grant, does not exceed the amount of such cash by more than twenty-five percent.

                As used in this Section 3, the term "Plan Maximum" shall refer to the number of shares of Common Stock of the Corporation that are available for grant of awards pursuant to the Plan.  Stock underlying outstanding options, stock appreciation rights, or performance awards will reduce the Plan Maximum while such options, stock appreciation rights or performance awards are outstanding.  Shares underlying expired, canceled or forfeited options, stock appreciation rights or performance awards shall be added back to the Plan Maximum.  When the exercise price of stock options is paid by delivery of shares of Common Stock, or if the Administrator approves the withholding of shares from a distribution in payment of the exercise price or tax withholding obligations, the Plan Maximum shall be reduced by the net (rather than the gross) number of shares issued pursuant to such exercise, regardless of the number of shares surrendered or withheld in payment.  If the Administrator approves the payment of cash to an optionee equal to the difference between the fair market value and the exercise price of stock subject to an option, or if a stock appreciation right is exercised for cash or a performance award is paid in cash, the Plan Maximum shall be increased by the number of shares with respect to which such payment is applicable.  Restricted stock issued pursuant to the Plan will reduce the Plan Maximum while outstanding even while subject to restrictions.  Shares of restricted stock shall be added back to the Plan Maximum if such restricted stock is forfeited or is returned to the Corporation as part of a restructuring of benefits granted pursuant to the Plan.  When shares of Common Stock are transferred in satisfaction of a stock unit, the Plan Maximum shall be reduced by the net (rather than the gross) number of shares issued, regardless of the number of shares withheld in payment of tax withholding obligations.

                Notwithstanding the above, the maximum number of shares subject to stock options that may be awarded in any calendar year to any individual shall not exceed 100,000 shares (as adjusted in accordance with Section 11).

4.                   Participants.  Participants will consist of such officers and employees of the Corporation or any designated subsidiary as the Administrator in its sole discretion shall determine.  Designation of a participant in any year shall not require the Administrator to designate such person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year.  The Administrator shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective benefits.

5.                   Types of Benefits.  The following benefits may be granted under the Plan:  (a) stock appreciation rights ("SARs"); (b) restricted stock ("Restricted Stock"); (c) performance awards ("Performance Awards"); (d) incentive stock options ("ISOs"); (e) nonqualified stock options ("NQSOs"); and (f) Stock Units, all as described below.

6.                   Stock Appreciation Rights.  A SAR is the right to receive all or a portion of the difference between the fair market value of a share of Common Stock at the time of exercise of the SAR and the exercise price of the SAR established by the Administrator, subject to such terms and conditions set forth in a SAR agreement as may be established by the Administrator in its sole discretion.  At the discretion of the Administrator, SARs may be exercised: (a) in lieu of exercise of an option, (b) in conjunction with the exercise of an option, (c) upon lapse of an option, (d) independent of an option or (e) each of the above in connection with a previously awarded option under the Plan.  If the option referred to in (a), (b) or (c) above qualified as an ISO pursuant to Section 422 of the Code, the related SAR shall comply with the applicable provisions of the Code and the regulations issued thereunder.  At the time of grant, the Administrator may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a SAR, and may impose conditions on exercise of a SAR.  At the discretion of the Administrator, payment for SARs may be made in cash or shares of Common Stock of the Corporation, or in a combination thereof.  SARs will be exercisable not later than ten years after the date they are granted and will expire in accordance with the terms established by the Administrator.

7.                   Restricted Stock.  Restricted Stock is Common Stock of the Corporation issued or transferred under the Plan (other than upon exercise of stock options or as Performance Awards) at any purchase price less than the fair market value thereof on the date of issuance or transfer, or as a bonus, subject to such terms and conditions set forth in a Restricted Stock agreement as may be established by the Administrator in its sole discretion.  In the case of any Restricted Stock:

(a)                 The purchase price, if any, will be determined by the Administrator.

(b)                 The period of restriction shall be established by the Administrator for any grants of Restricted Stock;

(c)                 Restricted Stock may be subject to (i) restrictions on the sale or other disposition thereof; (ii) rights of the Corporation to reacquire such Restricted Stock at the purchase price, if any, originally paid therefor upon termination of the employee's employment within specified periods; (iii) representation by the employee that he or she intends to acquire Restricted Stock for investment and not for resale; and (iv) such other restrictions, conditions and terms as the Administrator deems appropriate.

(d)                 The participant shall be entitled to all dividends paid with respect to Restricted Stock during the period of restriction and shall not be required to return any such dividends to the Corporation in the event of the forfeiture of the Restricted Stock.

(e)                 The participant shall be entitled to vote the Restricted Stock during the period of restriction.

(f)                  The Administrator shall determine whether Restricted Stock is to be delivered to the participant with an appropriate legend imprinted on the certificate or if the shares are to be issued in the name of a nominee or deposited in escrow pending removal of the restrictions.

8.                   Performance Awards.  Performance Awards are Common Stock of the Corporation, monetary units or some combination thereof, to be issued without any payment therefor, in the event that certain performance goals established by the Administrator are achieved over a period of time designated by the Administrator, but not in any event more than five years.  The goals established by the Administrator may include return on average total capital employed, earnings per share, increases in share price or such other goals as may be established by the Administrator.  In the event the minimum corporate goal is not achieved at the conclusion of the period, no payment shall be made to the participant.  Actual payment of the award earned shall be in cash or in Common Stock of the Corporation or in a combination of both, as the Administrator in its sole discretion determines.  If Common Stock of the Corporation is used, the participant shall not have the right to vote and receive dividends until the goals are achieved and the actual shares are issued.

9.                   Incentive Stock Options.  ISOs are stock options to purchase shares of Common Stock at not less than 100% of the fair market value of the shares on the date the option is granted, subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion that conform to the requirements of Section 422 of the Code.  Said purchase price may be paid: (a) by check or (b), in the discretion of the Administrator, by the delivery of shares of Common Stock of the Corporation owned by the participant, or (c), in the discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement.  The aggregate fair market value (determined as of the time an option is granted) of the stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year (under all option plans of the Corporation and its subsidiary corporations) shall not exceed $100,000.

10.                Nonqualified Stock Options.  NQSOs are nonqualified stock options to purchase shares of Common Stock at purchase prices established by the Administrator on the date the options are granted, subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion.  The purchase price may be paid:  (a) by check or (b), in the discretion of the Administrator, by the delivery of shares of Common Stock of the Corporation owned by the participant, or simply by delivering to the participant upon exercise of the option only the net number of shares of Common Stock with a value equal to the difference between the fair market value of the shares subject to the option and the exercise price of the option, or (c), in the discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement.  NQSOs granted after the date of stockholder approval of the Plan shall be exercisable no later than ten years after the date they are granted.

11.                Stock Units.  A Stock Unit represents the right to receive a share of Common Stock from the Corporation at a designated time in the future, subject to such terms and conditions set forth in a Stock Unit agreement as may be established by the Administrator in its sole discretion.  The participant generally does not have the rights of a stockholder until receipt of the Common Stock.  The Administrator may in its discretion provide for payments in cash, or adjustment in the number of Stock Units, equivalent to the dividends the participant would have received if the participant had been the owner of shares of Common Stock instead of the Stock Units.

12.                Adjustment Provisions.

(a)                 If the Corporation shall at any time change the number of issued shares of Common Stock without new consideration to the Corporation (such as by stock dividends or stock splits), the total number of shares reserved for issuance under the Plan and the number of shares covered by each outstanding benefit shall be adjusted so that the aggregate consideration payable to the Corporation, if any, and the value of each such benefit shall not be changed.  Benefits may also contain provisions for their continuation or for other equitable adjustments after changes in the

Common Stock resulting from reorganization, sale, merger, consolidation, issuance of stock rights or warrants, or similar occurrence.

(b)                 Notwithstanding any other provision of the Plan, and without affecting the number of shares reserved or available hereunder, the Board of Directors may authorize the issuance or assumption of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

13.                Change in Control.  In the event of a Change in Control of the Corporation, as defined below, the vesting of all outstanding SARs, shares of Restricted Stock, ISOs, NQSOs and Stock Units shall be accelerated only to the extent set forth in the applicable agreement established by the Administrator in its sole discretion.

                "Change in Control" means:

(a)                 The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation;

(b)                 The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Corporation, that together with stock of the Corporation acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Corporation;

(c)                 A majority of the members of the Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election;

(d)                 One person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Corporation that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition or acquisitions.

                Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Corporation.

                This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Code.

14.                Nontransferability.  Each benefit granted under the Plan to an employee shall not be transferable otherwise than by will or the laws of descent and distribution; provided, however, NQSOs granted under the Plan may be transferred, without consideration, to a Permitted Transferee (as defined below).  Benefits granted under the Plan shall be exercisable, during the participant's lifetime, only by the participant or a Permitted Transferee.  In the event of the death of a participant, exercise or payment shall be made only:

(a)                 By or to the Permitted Transferee, executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the benefit shall pass by will or the laws of descent and distribution; and

(b)                 To the extent that the deceased participant or the Permitted Transferee, as the case may be, was entitled thereto at the date of his death.

For purposes of this Section 14, "Permitted Transferee" shall include: (i) one or more members of the participant's family, (ii) one or more trusts for the benefit of the participant and/or one or more members of the participant's family, or (iii) one or more partnerships (general or limited), corporations, limited liability companies or other entities in which the aggregate interests of the participant and members of the participant's family exceed 80% of all interests.  For this purpose, the participant's family shall include only the participant's spouse, children and grandchildren.

15.                Taxes.  The Corporation shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan after giving the person entitled to receive such payment or delivery notice as far in advance as practicable, and the Corporation may defer making payment or delivery as to any benefit if any such tax is payable until indemnified to its satisfaction.  The person entitled to any such delivery may, by notice to the Corporation at the time the requirement for such delivery is first established, elect to have such withholding satisfied by a reduction of the number of shares otherwise so deliverable, such reduction to be calculated based on a closing market price on the date of such notice.

16.                Tenure.  A participant's right, if any, to continue to serve the Corporation and its subsidiaries as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

17.                Duration, Interpretation, Amendment and Termination.  No benefit shall be granted after April 28, 2018; provided, however, that the terms and conditions applicable to any benefit granted within such period may thereafter be amended or modified by mutual agreement between the Corporation and the participant or such other person as may then have an interest therein.  Without the prior approval of the Corporation's stockholders, the Corporation will not effect a "repricing" (as defined below) of any stock options or other benefits granted under the terms of the Plan.  For purposes of the immediately preceding sentence, a "repricing" shall be deemed to mean any of the following actions or any other action having the same effect:  (a) the lowering of the purchase price of an option or other benefit after it is granted; (b) the canceling of an option or other benefit in exchange for another option or benefit at a time when the purchase price of the cancelled option or benefit exceeds the fair market value of the underlying stock (unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction); (c) the purchase of an option or other benefit for cash or other consideration at a time when the purchase price of the purchased option or benefit exceeds the fair market value of the underlying stock (unless the purchase occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction); or (d) an action that is treated as a repricing under generally accepted accounting principles.  To the extent that any stock options or other benefits which may be granted within the terms of the Plan would qualify under present or future laws for tax treatment that is beneficial to a recipient, then any such beneficial treatment shall be considered within the intent, purpose and operational purview of the Plan and the discretion of the Administrator, and to the extent that any such stock options or other benefits would so qualify within the terms of the Plan, the Administrator shall have full and complete authority to grant stock options or other benefits that so qualify (including the authority to grant, simultaneously or otherwise, stock options or other benefits which do not so qualify) and to prescribe the terms and conditions (which need not be identical as among recipients) in respect to the grant or exercise of any such stock option or other benefits under the Plan.

                The Board of Directors may amend the Plan from time to time or terminate the Plan at any time.  However, no action authorized by this paragraph shall reduce the amount of any existing benefit or change the terms and conditions thereof without the participant's consent.  No amendment of the Plan shall, without approval of the stockholders of the Corporation, (a) increase the total number of shares which may be issued under the Plan or increase the amount or type of benefits that may be granted under the Plan; or (b) modify the requirements as to eligibility for benefits under the Plan.

18.                Effective Date.  This 2011 Restatement of the 2001 Stifel Financial Corp. Incentive Stock Plan, as amended,  became effective as of the date it was adopted by the Board of Directors of the Corporation (April 13, 2011), subject only to approval by the holders of a majority of the outstanding voting stock of the Corporation within twelve months before or after the adoption of the restatement by the Board of Directors.

Proxy - STIFEL FINANCIAL CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Ronald J. Kruszewski and David M. Minnick (or such other person as is designated by the board of directors of Stifel Financial Corp. ("Stifel")), (the "Proxies"), or either of them (with full power to act alone), true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as designated on the reverse side all of the shares of common stock, $0.15 par value, of Stifel entitled to be voted by the undersigned at the Annual Meeting of Stockholders to be held on June 1, 2011 and at any adjournments or postponements thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the board of directors. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement and the 2010 Annual Report. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted "FOR" all the named nominees for director, "FOR" Proposals 2, 3 and 5 and "3 Yrs" for Proposal 4.

Proposals - The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 3 and 5 and 3 Yrs for Proposal 4.

1. Election of Directors

Nominees for Class I:	For	Withhold
Bruce A. Beda	☐	☐
Frederick O. Hanser	☐	☐
Ronald J. Kruszewski	☐	☐
Thomas P. Mulroy	☐	☐
Thomas W. Weisel	☐	☐
Kelvin R. Westbrook	☐	☐
Nominees for Class II:
Alton F. Irby III	☐	☐
Nominees for Class III:
Michael W. Brown	☐	☐
Robert E. Grady	☐	☐

	For	Against	Abstain
2. Proposal to approve the Stifel Financial Cop. 2001 Incentive Stock Plan (2011 Restatement).	☐	☐	☐
3. Proposal to approve an advisory resolution relating to executive compensation.	☐	☐	☐

	1 Yr	2 Yrs	3 Yrs	Abstain
4. Recommend, by advisory vote, the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

	For	Against	Abstain
5. Ratify the appointment of Ernst &Young LLP as our independent public accounting firm for 2011.	☐	☐	☐

 Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

Please sign this proxy card exactly as your shares are registered. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one person holds the power to vote the same, any one of them may sign this proxy card. If the stockholder is a corporation, this proxy card must be signed by a duly authorized officer of the corporation.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 -Please keep signature within the box.
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 Important Notice Regarding Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 1, 2011

The Proxy Statement and 2010 Annual Report are available at www.stifel.com.

Please contact the corporate secretary at 1-314-342-2000 or email us at investorrelations@stifel.com if you have any questions about accessing these materials.